UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Edge Petroleum Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 19, 2007

Dear Stockholder:

You are cordially invited to join us at the annual meeting of stockholders of Edge Petroleum Corporation.  The meeting will again be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 23, 2007 at 10:00 a.m. Houston time.

This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.  In addition, the reports that accompany this notice address the Company’s performance over the past year.  I hope you will find them helpful in answering any questions you have about the Company.

If you plan to attend the meeting in person, please follow the advance registration instructions in the back of this Proxy Statement which will expedite your admission to the meeting. Whether or not you plan to attend the annual meeting in person, it is important that you complete, sign, date and promptly return the enclosed proxy card or that you give your proxy by telephone or the Internet.  To vote by phone or the Internet, please follow the instructions on your proxy card.

You may notice that the format of this year’s proxy statement is considerably different than in past years and conforms to new Securities and Exchange Commission regulations.  These new regulations are designed to foster a more transparent means of communication with our stockholders, especially regarding our compensation practices and performance.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, we urge you to vote your shares at your earliest convenience.

On behalf of the Board of Directors, thank you for your continued support of the Company, and I look forward to greeting as many of our stockholders as possible at the annual meeting.

/s/ John W. Elias

JOHN W. ELIAS
Chairman of the Board, President
and Chief Executive Officer

1301 Travis, Suite 2000 Houston, Texas 77002   Phone: 713/654–8960   FAX:  713/654–8910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

To the Stockholders of
Edge Petroleum Corporation

The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 23, 2007 at 10:00 a.m. Houston time, for the following purposes:

1.                                       To elect two directors.

2.                                       To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007.

3.                                       To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 5, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, this meeting.

You are cordially invited to attend the meeting in person.  Whether or not you plan to attend the annual meeting in person, it is important that you complete, sign, date and promptly return the enclosed proxy card or that you give your proxy by telephone or the Internet.  Submitting your proxy early by any of these methods will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

By Authorization of the Board of Directors

/s/ Robert C. Thomas

ROBERT C. THOMAS
Sr. Vice President, General Counsel and
Corporate Secretary

April 19, 2007
1301 Travis Street, Suite 2000
Houston, Texas 77002

Proxy Statement for the

Annual Meeting of Stockholders of

EDGE PETROLEUM CORPORATION

To be Held on Wednesday, May 23, 2007

TABLE OF CONTENTS

Proxy Statement
Proposal I – Election of Directors
Corporate Governance
Corporate Governance Guidelines
Director Independence
Director Nomination Process
Security-holder Communications with the Board
Code of Ethics
Meetings and Committees of the Board
The Board
Committees of the Board
Compensation Committee Interlocks and Insider Participation
Audit Committee Report
Director Compensation
Annual Retainer
Board and Board Committee Meeting Fees
2006 Director Compensation Table
Stock Ownership Requirements for Directors
Executive Compensation
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
2006 Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End 2006 Table
2006 Option Exercises and Stock Vested Table
Potential Payments Upon Change in Control or Termination
Equity Compensation Plan Information
Security Ownership of Certain Beneficial Owners and Management
Compliance With Section 16(a) of the Exchange Act
Transactions with Related Persons

i

TABLE OF CONTENTS

Proposal II – Approval of Appointment of Independent Registered Public Accounting Firm
Independent Public Accountants’ Fees
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
Proposal III – Other Business
Additional Information

ii

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 19, 2007.  They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the “Company”) of proxies from the holders of the Company’s common stock, par value $0.01 per share (“Common Stock”), for use at the 2007 annual meeting of stockholders (the “Annual Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice.  In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company.  The Company will pay all costs of soliciting proxies.  The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon.  As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007, and, at the discretion of the persons named in the proxy, in connection with any other business that may properly come before the Annual Meeting.  See “Other Business” on page 43 for information concerning the voting of proxies if other matters are properly brought before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

As of April 5, 2007, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 28,454,438 shares of Common Stock. Although the Company has issued convertible Preferred Stock and 2,875,000 shares of convertible Preferred Stock are outstanding as of the record date, Common Stock is the only class of stock of the Company entitled to vote at the Annual Meeting.  Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the Annual Meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

In addition to voting in person at the Annual Meeting, stockholders of record may vote by proxy by calling a toll-free phone number, by using the Internet or by mailing their signed proxy cards.  The telephone and Internet voting procedures are designed to authenticate stockholders’ identity, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.  Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Certain of these institutions offer telephone and Internet voting.

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but does not vote on a particular matter because the broker has not received voting instructions from the beneficial owner and does not have the discretion under stock exchange rules to vote the shares in the absence of instructions.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include the election of directors and ratification of auditors. The Company has no non-routine matters currently planned to put before the stockholders at this Annual Meeting.  Abstentions, shares with respect to which authority is withheld, and broker non-votes that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote.  Abstentions, however, do not constitute a vote “for” or

 “against” any matter and thus will be disregarded in the case of a proposal where the vote required is the approval of a majority of votes.  Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

The Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 2006, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement.  The Securities and Exchange Commission (“SEC”) permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions.  However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 1301 Travis, Suite 2000, Houston, Texas 77002, telephone number (713) 654-8960.  The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2006 Annual Report and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.  The Annual Report is not a part of the proxy solicitation material.

Attendance at the annual meeting is limited to the Company’s stockholders or their designated representative or proxy, members of their immediate family and the Company’s employees and guests. In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of April 5, 2007, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing ownership of common stock on April 5, 2007.  If you or your designated representative or proxy plan to attend the meeting, please follow the advance registration instructions in the back of this Proxy Statement in order to expedite your admission to the meeting.

PROPOSAL I

Election of Directors

The Company’s Board of Directors is divided into three classes, with staggered terms of office.  The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class.  Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

Two directors are to be elected to the class of directors whose current term will end in 2007. The names of Messrs. Robert W. Shower and David F. Work will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of a director is withheld.  Messrs. Shower and Work are currently directors of the Company.    Mr. Stanley Raphael’s term as a director is also ending in 2007, and Mr. Raphael will be retiring from the Board at the conclusion of his term.   Upon Mr. Raphael’s retirement, the Board will have eight members.  The Company, on behalf of itself and the stockholders, would like to express its heart-felt appreciation to Mr. Raphael for his dedicated service as a Director of the Company and its predecessor entities for the last 16 years.

The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company’s Bylaws, the two directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder’s shares for one or more of the named nominees.

Nominees

The following summaries set forth information concerning each of the nominees for election as a director at the Annual Meeting, including such nominee’s age, position with the Company, if any, and business experience during the past five years.

Robert W. Shower has served as a director of the Company since March 1997.  From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing.  From March 1992 to December 1993, he served as such company’s Senior Vice President and Chief Financial Officer.  Until May 2002, Mr. Shower served as a director of Lear Corporation and Nuevo Energy Company.  From November 2005 until February 2007, Mr. Shower served as a director of Regency GP, LLC, which is the general partner and manager of Regency Energy Partners LP, a publicly traded limited partnership engaged in midstream energy operations, including gathering, processing, marketing and transportation of natural gas and natural gas liquids.  Mr. Shower is Chairman of the Audit Committee and a member of the Compensation Committee of the Board. He is 69 years old.

David F. Work has served as a director of the Company since November 2002. For more than five years prior to October 2000, he served in various management capacities with BP Amoco and BP, including Houston regional president of BP and Executive Vice President of Amoco. Since his retirement from BP in 2000 and until October 2003, he served as the chairman of Energy Virtual Partners, Inc., a private company engaged in the business of managing under-resourced oil and gas properties. Mr. Work is Chairman of the Corporate Governance/Nominating Committee and is a member of the Compensation Committee of the Board. He is 61 years old.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Shower and Work as directors of the Company whose terms will expire in 2010.

Directors with Terms Expiring in 2008 and 2009

The following summaries set forth information concerning six directors of the Company whose present terms of office will continue until 2008 or 2009, including each director’s age, position with the Company, if any, and business experience during the past five years.

Vincent S. Andrews has served as a director of the Company since December 1996 and served as a director of the Company’s corporate predecessor from April 1991 until the Company’s initial public offering in March 1997.  Mr. Andrews has been an active investor in the Company’s corporate predecessor since 1988.  Mr. Andrews has, for more than five years, served as president of Private Capital Advisors, Inc. and Vincent Andrews Management Corporation, privately-held management companies primarily involved in personal financial management.  Mr. Andrews is a member of the Audit Committee of the Board.  He is 66 years old.  Mr. Andrews’ current term as a director expires in 2008.

Jonathan M. Clarkson was appointed by the Board of Directors as a director of the Company on October 27, 2005.   Since 2003, Mr. Clarkson has served as President, Houston Region, of Texas Capital Bank.  From May 2001 to October 2002, Mr. Clarkson served as President, Chief Financial Officer and a director of Mission Resources Corp., an independent oil and gas exploration and production company.  From 1999 through 2001, Mr. Clarkson served as President, Chief Operating Officer and a director of Bargo Energy Company, a private company engaged in the acquisition and exploitation of onshore oil and natural gas properties, which merged with Mission Resources in May

2001.  Mr. Clarkson serves on the Audit and Compensation Committees of the Board.  He is 57 years old.  Mr. Clarkson’s current term as a director expires in 2008.

Michael A. Creel was appointed by the Board of Directors as a director of the Company on October 27, 2005.  Since January 2001, Mr. Creel has served as the Executive Vice President & Chief Financial Officer of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded limited partnership that owns and operates midstream energy assets.  Since February 2006, Mr. Creel has also served as a director for Enterprise Products GP, LLC, and from 2000 to 2001 served as its Senior Vice President and Chief Financial Officer.  Since April 2005, he also has served as the President and Chief Executive Officer and a director of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, L.P., a publicly traded limited partnership that owns and operates Enterprise Products GP, LLC. From February to December 2006, Mr. Creel served on the board of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P.  Since October 2006, Mr. Creel has served as director, Executive Vice President and Chief Financial Officer of DEP Holdings, LLC, the general partner of Duncan Energy Partners, L.P., a publicly traded limited partnership that owns and operates midstream energy assets.  Mr. Creel serves on the Audit and Corporate Governance/Nominating Committees of the Board.  He is 53 years old.  Mr. Creel’s current term as a director expires in 2008.

Thurmon M. Andress has served as a director of the Company since November 2002.  Since 1998, he has served as Managing Director-Houston of Breitburn Energy Company, LP and also currently serves on that company’s board of directors.  Breitburn Energy Company, LP (a wholly-owned subsidiary of Provident Energy Trust, a Canadian royalty trust) is engaged in oil and gas production, with operations primarily in California and Wyoming.  Since October 2006, Mr. Andress has served on the board of directors of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, LP, a publicly-traded limited partnership, and serves on EPE Holdings’ audit, conflicts and governance board committee.  Since 2005, Mr. Andress has served as managing partner of a family-owned partnership, Andress Oil & Gas LLP, which has various oil and gas interests and overriding royalty interests.   Mr. Andress has over 45 years of experience in the oil and gas industry. He is Chairman of the Compensation Committee and also currently serves on the Audit Committee of the Board.  He is 73 years old.   Mr. Andress’ current term as a director expires in 2009.

John W. Elias has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998 and as President since January 2000. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 45 years of experience in the oil and natural gas exploration and production business. He is 66 years old.  Mr. Elias’ current term as a director expires in 2009.

John Sfondrini has served as a director of the Company since December 1996 and prior to that he served as director of the Company’s corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years, he has been self-employed as a consultant that assists his clients in raising and investing private capital for growth-oriented companies in multiple industry segments, including oil and gas. Mr. Sfondrini served on the Corporate Governance/Nominating Committee of the Board in 2006 through early 2007. He is 58 years old.  Mr. Sfondrini’s current term as a director expires in 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In December 2003, the Corporate Governance/Nominating Committee recommended, and the full Board approved, a set of corporate governance guidelines for guiding the Board in fulfilling its duties to the Company, including:

•                  Guidelines for the size of the Board;

•                  Monitoring and safeguarding the independence of the Board;

•                  Term limits;

•                  Mandatory retirement;

•                  Other directorships;

•                  Change in occupation or business of a director;

•                  Recusal when conflicts of interest arise;

•                  Selection and qualification of director candidates;

•                  Director continuing education;

•                  Board meetings;

•                  Executive sessions with only non-employee directors;

•                  Attendance;

•                  Committees;

•                  Board and committee evaluations;

•                  CEO evaluation (by the Compensation Committee);

•                  Management succession;

•                  Procedures for communication by interested parties with non-employee directors;

•                  Procedures for handling concerns regarding accounting;

•                  Controls over financial reporting or other audit matters;

•                  Non-employee director remuneration;

•                  Certain shareholder voting matters and procedures for candidates recommended by stockholders;

and other matters (the “Corporate Governance Guidelines”).   The Corporate Governance Guidelines of the Company detail the methodology used by the Committee to determine director independence and a copy of those Guidelines can be found on the Company’s website, http://www.edgepet.com, by first clicking on “About Us” and then on “Corporate Governance.”

Director Independence

The Board, at its meeting held on February 1, 2007, determined that all directors of the Company are independent directors within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market, except that Mr. Elias is not independent because he is an employee of the Company, and except that Mr. Sfondrini is not independent because of certain transactions described under “Transactions with Related Persons” later in this proxy statement.  There are no family relations, of first cousin or closer, among the Company’s directors or executive officers by blood, marriage or adoption.

The Board took into consideration certain relationships, described below, in making its determinations as to which directors are independent.  These relationships are not of a nature or significance such that they are required to be disclosed under the requirements applicable to the “Transactions With Related Persons” section of this proxy statement. The Board’s opinion was that the following relationships would not interfere with the exercise of independent judgment on the part of the director in carrying out his responsibilities as a director:

•                  Mr. Andrews, together with Mr. Sfondrini, control BV Partners Limited Partnership, one of the partnerships involved in a sale of oil and gas assets to the Company described in the “Transactions With Related Persons” section of this proxy statement.  Mr. Andrews owns no limited partner interest in BV Partners Limited Partnership, and his ownership in the corporate general partner is not material in size or economic value.

•                  Mr. Raphael, personally, and two corporations, of which Mr. Andrews is an officer and a member of his immediate family hold ownership interests, own working interests in certain wells and prospects operated by the Company.  These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company.   Amounts paid by the Company to these parties represent their pro-rata ownership shares in the particular properties involved.  These working interests are immaterial in amount.

•                  Mr. Raphael and a limited partnership, of which one of the corporations affiliated with Mr. Andrews is the general partner, hold overriding royalty interests with respect to the Company’s working interest in certain wells and prospects.  As a result the Company pays royalties to these parties.  These overriding royalty interests are immaterial in amount.

Director Nomination Process

Identifying Candidates. The Corporate Governance/Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may engage third parties to whom a fee is paid to assist it in identifying or evaluating any potential nominee; however, no such third party was used in the past year.  All director nominations made by the Board must be recommended by the Corporate Governance/Nominating Committee and approved by a majority of the non-employee Directors of the Board.  The Corporate Governance/Nominating Committee’s policy is that it will consider candidates recommended by stockholders on the same basis as other candidates, provided the recommended candidate meets all of the minimum requirements and qualifications for being a director as specified in the Company’s Corporate Governance Guidelines, the Corporate Governance/Nominating Committee Charter and the Company’s Bylaws.  Any such recommendations should include the candidate’s name and qualifications for Board membership and should be sent in writing to the Corporate Secretary of the Company at Edge Petroleum Corporation, 1301 Travis, Suite 2000, Houston, Texas  77002.   In addition, the Company’s Bylaws permit stockholders to nominate persons for election to the Board at an annual stockholders meeting, without regard to whether the stockholder has submitted a recommendation to the Corporate Governance/Nominating Committee as to such nominee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information” in this proxy statement.

Qualifications. The Corporate Governance/Nominating Committee Charter provides, among other things, that any candidate for the Board nominated by the Board must meet the minimum qualifications specified in the Committee’s charter and in the Company’s Corporate Governance Guidelines, including that the director candidate possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders.  In addition, for a director to serve on the Audit Committee, Compensation Committee or Corporate Governance/Nominating Committee, he or she must meet the independence standards applicable to such committees in accordance with Nasdaq, the Internal Revenue Code and SEC rules. The Company’s Bylaws provide that no person shall be eligible for nomination for election as a director if that person is or will become 70 years of age or older on or prior to the date of the annual meeting at which they would be considered for election. A director who becomes 70 years of age during his or her term may complete the term. The Company’s Bylaws also provide that directors who are also employees of the Company are deemed to resign from the Board on their 65th birthday and may not thereafter be nominated for election.  The Board may waive either or both of these Bylaw provisions by majority vote if the Board in its judgment determines that such waiver would be in the best interests of the Company.   Inasmuch as Mr. Elias turned 65 years of age in 2005, the Board considered and approved a resolution at its February 2005 meeting waiving the employee-director age restriction as it relates to Mr. Elias for the remainder of his term and providing that Mr. Elias shall remain eligible to be nominated for election to the Board in the future until he reaches the age of 70. In December 2005, the Board also considered and approved a resolution waiving the director age restriction as it relates to Mr. Andress to allow him to stand for re-election to the Board of Directors at the 2006 Annual Meeting, at which time he was 72 years of age. The Board felt that each of Messrs. Andress and Elias brings a level of experience, expertise and involvement within the industry that is a valuable and important component in the continued execution of Edge’s strategic business plan and that these waivers were in the best interests of the Company.  The Board may, in the future, waive either or both of these Bylaw provisions by majority vote if the Board, in its judgment, determines that such waiver would be in the best interests of the Company.

Candidate Selection Process.  Once the Committee identifies a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination will be based on whatever information is provided to the Committee concerning the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination will be based primarily on the need for Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the minimum qualifications described above. In addition, as the Company evolves, the experience and diversity required on its Board may change. Therefore, the expertise that a prospective nominee possesses will be thoroughly examined to determine whether there is an appropriate fit.  If the initial determination indicates that the Committee should further pursue the prospective nominee, the Committee will evaluate the individual against the minimum qualifications in full and consider such other relevant factors as it deems appropriate. In connection with this evaluation, one or more members of the Committee and others as appropriate, may interview the prospective nominee. After completing this evaluation, the Committee will determine whether to recommend the individual for nomination by the Board.  The Committee’s recommendations are not binding on the Board.  The Board, acting on the recommendations of the Corporate Governance/Nominating Committee, will nominate a slate of director candidates for election at each annual meeting of stockholders and will appoint directors to fill vacancies between annual meetings, including vacancies created as a result of any increase in size of the Board.

Security-holder Communications with the Board

The Company’s Board of Directors has provided for a process for security-holders to send communications to the Board of Directors. Any security-holder can send communications to the Board by mail as follows:

Board of Directors of Edge Petroleum Corporation

c/o Corporate Secretary

1301 Travis, Suite 2000

Houston, Texas 77002

All security-holder communications will be relayed to all Board members. Communications from an officer or Director of the Company will not be viewed as security-holder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as security-holder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a security-holder.

Code of Ethics

The Company has adopted a code of ethics that applies to all Company employees including executive officers, as well as each member of the Company’s Board of Directors.  The code of ethics is available at the Company’s website at http://www.edgepet.com.  The code includes policies on employment, conflicts of interest, and the protection of confidential information and requires adherence to all laws and regulations applicable to the conduct of the Company’s business.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Company expects each Director to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to make every effort to attend each Board meeting, each meeting of any committee on which he or she sits and the annual stockholder’s meeting.  Attendance in person at Board and committee meetings is preferred, but attendance by teleconference is permitted, if necessary.  All of the Company’s Directors who were serving as Directors at that time attended last year’s annual meeting of stockholders.

During 2006, the Board of Directors held nine meetings and acted by written consent two times.  All members of the Board of Directors attended at least 75% of the meetings of the Board and of the committees on which they served during 2006. In addition, the Company’s non-employee Directors meet at regularly scheduled executive sessions without management present.  In 2006, the Board held four regularly scheduled executive sessions in which only the independent Directors were present.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee to facilitate and assist it in the execution of its responsibilities.  Charters for each committee, as well as the Corporate Governance Guidelines, are available on the Company’s website at www.edgepet.com by first clicking on “About Us” and then “Corporate Governance.”  The charters, as well as the Corporate Governance Guidelines, are also available in print upon request to any stockholder. We make our website content available for information purposes only.  It should not be relied upon for investment purposes, nor is it incorporated by reference in this Proxy Statement.  The table below shows current membership for each of these Board committees:

Audit Committee	Corporate Governance/ Nominating Committee	Compensation Committee
Thurmon M. Andress	Michael A. Creel	Thurmon M. Andress*
Vincent S. Andrews	Stanley S. Raphael	Jonathan M. Clarkson
Jonathan M. Clarkson	David F. Work*	Robert W. Shower
Michael A. Creel		David F. Work
Robert W. Shower*

*Committee Chairman

Mr. Sfondrini resigned from the Corporate Governance/Nominating Committee in early 2007.

Audit Committee.  The Audit Committee has five members and met five times in 2006.  Each of Messrs. Andress, Andrews, Clarkson, Creel and Shower has been determined to be independent within the meaning of Marketplace Rules 4200(a)(15) and 4350(d)(2)(A) of the Nasdaq Stock Market.  In addition, the Board has determined that at least three members of the Audit Committee, Messrs. Clarkson, Creel and Shower, are “audit committee financial experts.”  Each of them has experience as a principal financial officer, as described in their biographies earlier in this proxy statement.  Mr. Shower has also served on the audit committees of other public companies and has experience as a public accountant.

The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing the Company’s annual audit report or performing other audit, review or attest services for the Company. The Audit Committee has sole authority to approve all engagement fees and contractual terms of the independent registered public accounting firm and to establish policies and procedures for pre-approval of audit and non-audit services. The Audit Committee conducts a review of the annual audit with management and the independent registered public accounting firm prior to filing or distribution; reviews filings with the SEC and other published documents containing the Company’s financial statements; and reviews with the Company’s legal counsel any legal or regulatory matters that may have a material impact on the Company’s financial statements, related corporate compliance policies, and programs and reports received from regulators. The Committee also reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, including financial information to be provided to stockholders and others, the Company’s systems of internal controls established by management and oversight of the annual audit and review of the annual and quarterly financial statements, as well as any duties that may be assigned by the Board of Directors from time to time. The Audit Committee also reviews and approves all related party transactions to the extent required by Nasdaq rules.  The Audit Committee operates under a written charter that was last amended by the Board of Directors in December 2003 (as amended, the “Audit Committee Charter”), which is available on the Company’s website at www.edgepet.com, by first clicking on “About Us” and then “Corporate Governance.”  The charter is also available in print to any stockholder who requests it.

Compensation Committee.  The Compensation Committee has four members and met four times in 2006.  The Compensation Committee has regularly scheduled meetings throughout the year, but also meets telephonically as necessary to perform its duties and responsibilities.  The Compensation Committee generally meets in executive session at regularly scheduled meetings.  The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market.  The Board of Directors adopted a charter for the Compensation Committee effective January 1, 2004 (the “Compensation Committee Charter”), which is available on the Company’s website at www.edgepet.com, by first clicking on “About Us” and then “Corporate Governance.”  The charter is also available in print to any stockholder who requests it.  The duties and functions performed by the Compensation Committee are:

•                  to review and recommend to the Board of Directors for ratification or determine the annual salary, bonus, equity awards and other benefits, direct and indirect, of the executive officers;

•                  to review new executive compensation programs and review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated;

•                  to establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance;

•                  to establish and periodically review policies in the area of management perquisites; and

•                  to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

The agenda for meetings of the Compensation Committee is prepared by the Company’s Chief Executive Officer and Compensation Committee meetings are regularly attended by him.  Depending on the agenda for the particular meeting, these materials may include:

•                  Company organizational charts, department job titles and grade levels;

•                  recommended salary rate ranges for each job grade level;

•                  recommended performance and promotion budget;

•                  recommended targeted bonus opportunities for each employee, including the executive officers other than the Chief Executive Officer;

•                  summary of severance obligations in event of a change in control;

•                  summary of stock grants and options for directors and employees;

•                  financial reports on year-to-date performance versus budget and compared to prior year performance; and

•                  performance reviews and other reports on levels of achievement of individual and corporate performance objectives.

The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board.  The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs and has delegated that authority to the Company’s Human Resources Department and Mr. Elias.  Mr. Elias has also been delegated authority to grant certain performance and hiring equity grants under the Incentive Plan to, and to adjust the salaries of, non-executive officers and other employees.  In addition, the Committee has authority under its charter to engage the services of outside advisors, experts and others to assist the Committee.  In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry provided by the Mercer Energy Survey (described below in “Executive Compensation-Compensation Discussion and Analysis-Role of Executive Officers in Compensation Decisions”).

Management plays a significant role in the compensation-setting process by

•                  evaluating employee performance;

•                  recommending Company performance targets and objectives to the Committee;

•                  recommending salary, bonus and restricted stock grant levels to the Committee.

Corporate Governance/Nominating Committee.  In 2006, the Corporate Governance/Nominating Committee had four members(1) and met two times.  The Committee is currently comprised of three non-employee Directors, all of whom the Board has determined are independent within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market.  In December 2003, the Board established a charter for the Corporate Governance/Nominating Committee (the “Corporate Governance/Nominating Committee Charter”) setting forth the purpose, goals and responsibilities of the Corporate Governance/Nominating Committee, which is available on the Company’s website at www.edgepet.com by first clicking on “About Us” and then “Corporate Governance.”  The charter is also available in print to any stockholder who requests it.  The functions performed by the Committee are to:

•                  make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board’s final determination and approval;

•                  review the Board’s corporate governance guidelines annually;

•                  undertake CEO succession planning;

•                  makes recommendations on director compensation to the Board; and

•                  perform any other duties that may be assigned by the Board from time to time.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Messrs. Andress (Chairman), Clarkson, Shower and Work.  None of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Company’s Board of Directors.

(1) Mr. Sfondrini served on the Committee in 2006 through the beginning of 2007.

Audit Committee Report

As noted above, the Audit Committee is currently composed of five Directors, Messrs. Andress, Andrews, Clarkson, Creel and Shower, each of whom is independent as defined by the Nasdaq Stock Market’s listing standards. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2006 financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

The Audit Committee:

Robert W. Shower, Chair
Thurmon Andress
Vincent S. Andrews
Jonathan M. Clarkson
Michael A. Creel

Pursuant to the SEC Rules, the foregoing Audit Committee Report is not deemed “soliciting material”, is not “filed” with the SEC and is not incorporated by reference with the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in such report.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting director compensation, the Board considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skills required by the Company of members of the Board.

Annual Retainer

Effective June 1, 2006, each non-employee member of the Board receives an annual retainer, which is paid in arrears on or following the annual meeting of stockholders, of $20,000 payable in cash and $50,000 payable in Common Stock of the Company, valued as of the award date (subject to rounding up or down such that the number of shares issued to each Director is a whole number, but not to exceed $50,000 in value), pursuant to the Edge Petroleum Corporation Incentive Plan, as amended and restated (the “Incentive Plan”).  Following the 2006 annual meeting of stockholders, each Non-employee member of the Board received a retainer payment consisting of $20,000 cash and 2,511 shares of Common Stock.  Under the Incentive Plan, the annual stock awards to non-employee Directors are made as of the first business day of the month following the annual meeting of stockholders.  Accordingly, the stock, which was immediately fully vested, was awarded on July 3, 2006.  Furthermore, all Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as Directors.  No stock options were granted to Directors in 2006.  For a discussion of the Company’s policies regarding issuance of stock options and restricted stock grants, see “Executive Compensation-Compensation Discussion and Analysis-Certain Policies of Executive Compensation Program” below.

 In addition, the chairmen of the Board’s standing committees (Audit, Compensation and Corporate Governance/Nominating) each spend a significant amount of extra time beyond what is required for Board committee membership in performing their duties.  In acknowledgment of this fact, the chairmen of each standing committee receive the following additional annual retainers, payable in cash in arrears:

Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Corporate Governance/Nominating Committee Chairman	$5,000

Board and Board Committee Meeting Fees

Each non-employee Director receives $1,500 cash for in-person attendance at a meeting of the Board of Directors ($500 if such attendance is telephonic) and $1,500 cash for each meeting of a standing committee of the Board of Directors attended ($500 if telephonic). Board and Board committee meeting fees are paid in cash to the Directors at or shortly after the time of the respective meetings.  The Board also appoints non-employee Directors to other special committees of the Board, as necessary.  Examples of these special committees may include, but are not limited to, a Pricing Committee and a Dividend Committee for our Preferred Stock.  Currently we do not pay committee meeting fees to non-employee Directors for attendance at special committee meetings.

The following 2006 Director Compensation Table shown below reflects information regarding the compensation of each of the non-employee Directors with respect to 2006.

2006 Director Compensation

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards ($)(3)	Total
Thurmon M. Andress	$44,500	$71,802	$116,302
Vincent S. Andrews	$35,500	$71,802	$107,302
Jonathan M. Clarkson	$38,500	$49,994	$88,494
Michael A. Creel	$37,500	$49,994	$87,494
Stanley S. Raphael	$31,000	$71,802	$102,802
John Sfondrini	$31,000	$71,802	$102,802
Robert W. Shower	$49,500	$71,802	$121,302
David F. Work	$41,000	$71,802	$112,802

(1)          John W. Elias, the Company’s President, Chairman of the Board and Chief Executive Officer, is not included in this table, as he is an employee of the Company and receives no compensation for his service as a Director.  The compensation received by Mr. Elias as an employee of the Company is shown on the Summary Compensation Table on page 27.

(2)          Reflects the portion of the Board annual retainer that was paid in cash in 2006 ($20,000), committee chairmanship annual retainers paid in cash on June 7, 2006 (Mr. Andress, $5,000;  Mr. Shower, $10,000; and Mr. Work, $5,000) and the Board and Board committee meeting fees paid in 2006.

(3)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”), and thus includes amounts in respect of stock awards granted in and prior to 2006.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.  A discussion of the assumptions used in calculating these amounts may be found in Note 17 to our 2006 audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.  These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by directors.  On July 3, 2006, each director received a stock grant for 2,511 shares of Common Stock, with a fair market value on the grant date of $49,994 (based upon an average of high and low stock price on the grant date of $19.91). This stock grant was immediately vested.  As of December 31, 2006, each Director held the following aggregate number of shares of unvested stock previously awarded under restricted stock grants:  Mr. Andress:  2,470 shares; Mr. Andrews:  2,470 shares; Mr. Raphael:  2,470 shares; Mr. Sfondrini:  2,470 shares; Mr. Shower:  2,470 shares; and Mr. Work:  2,470 shares.  Messrs. Clarkson and Creel have not received any stock grants for which amounts remained unvested at December 31, 2006.    No dollar amounts were recognized in 2006 under FAS 123R with respect to option grants to non-employee Directors.  As of December 31, 2006, the number of outstanding option awards held by the named directors were as follows:  Mr. Andress:  8,000 shares; Mr. Andrews: 21,300 shares; Mr. Raphael:  21,300 shares; and Mr. Work:  8,000 shares.

Stock Ownership Requirements for Directors

At their March 9, 2006 meeting, the Corporate Governance/Nominating Committee recommended that each Director be required to own shares of common stock of the Company equal to three times their annual Director compensation for 2006 and that such ownership be achieved within three years from July 1, 2006.  “Stock ownership” is defined to include stock owned by the Director directly or indirectly, stock owned by a controlled entity, such as an IRA or trust that is controlled by the Director, and restricted stock that has not yet vested but will vest to the Director prior to July 1, 2009.   Director compensation includes the annual retainer (both cash and stock), committee chairmanship fees and Board and committee meeting fees.  The Committee monitors each Director’s progress over time towards his or her three-year target and informs the Directors of their progress towards this target annually.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee, composed of Messrs. Andress (Chairman), Clarkson, Shower and Work, is responsible for reviewing and implementing the Company’s executive compensation program.  The role of the Committee is to oversee our compensation and benefit plans and policies, administer the Incentive Plan (including reviewing and approving equity grants to executive officers) and review and approve annually all compensation decisions relating to the Chairman and CEO, the Chief Financial Officer and the other executive officer named in the Summary Compensation Table on page 27 (the “executive officers”).  The Committee submits its decisions regarding compensation for the executive officers to the Non-Employee Directors of the Board for ratification.

Philosophy and Objectives of the Executive Compensation Policy

The Compensation Committee, in establishing the components and levels of compensation for its executive officers, seeks:

•                  to enable us to attract and retain highly qualified executives in key positions and ensure that compensation paid to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies;

•                  to provide compensation to the executive officers that both they and the stockholders perceive as fair and equitable;

•                  to provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of the stockholders of the Company;

•                  to reward performance as measured against established objectives and goals; and

•                  to motivate our executives to increase stockholder value by improving corporate performance and profitability.

Fundamentally, we have in large part a pay-for-performance, at-risk compensation philosophy, and our short and long-term incentive compensation programs provide enough flexibility for the Committee to appropriately reward our executive officers when it believes the Company’s overall performance, as well as the executives’ performances, justify doing so.  When our operating and financial performances exceed expectations, the potential for significant rewards exists.  The Committee believes that compensation should also be structured to ensure that a significant portion will be at risk—that is, it will generally be earned or increased only when the Company overall or the executive officers are successful in ways that are aligned with and support stockholder interests.  We believe that this overall approach to executive compensation should be perceived as fair and equitable to both the executive officer and the stockholders.

Historically, and in fiscal 2006, we granted a significant portion of total compensation to our executive officers in the form of incentive compensation that is at-risk.  For the fiscal year ended 2006, at-risk compensation, including the performance-based cash bonus awards and the grants of restricted stock, constituted the following percentages of each executive officer’s total compensation package:

Executive Officer	Percentage of Total Compensation Received from 2006 Base Salary and Other Benefits(1)(3)	Percentage of Total Compensation received from At-Risk 2006 Compensation(2)(3)

John W. Elias	54%	46%
John O. Tugwell	27%	73%
Michael G. Long	26%	74%

(1)          This percentage is based upon amounts received by the executive officers from base salary and the amounts set forth  under “All Other Compensation” in the Summary Compensation Table appearing later in this proxy statement.

(2)          This percentage is based upon amounts received by the executive officers from the 2006 performance-based annual bonus awards and the grant date value of restricted stock granted in 2006 described below.  The percentage reflected above includes any performance-based bonus awards paid on or about April 1, 2007 for 2006 performance and all restricted stock grants awarded in 2006.  It does not include the restricted stock grants awarded on April 1, 2007.

(3)          The percentages in this table are based on the market value of stock grants on the grant date, unlike the Summary Compensation Table where value of stock grants are based upon FAS 123R expense; therefore, the percentages vary from those that would be obtained by using the values shown in the Summary Compensation Table.

In establishing stock and bonus award levels, we generally do not consider the equity ownership levels of the executive officers or prior awards that are fully vested.  It is our belief that competitors who might try to hire away these employees would not give credit for equity ownership in the Company.  Accordingly, to remain competitive we believe that we cannot afford to give credit to that factor either.

There is no pre-established policy or formula that controls our compensation decisions including the allocation between cash and non-cash or short-term and long-term incentive compensation.  Rather, the Committee seeks to create what they believe is the most appropriate allocation among the compensation components described below in “—2006 Executive Compensation Components.”  When setting the executive officers’ compensation, the Committee reviews information provided by the Mercer Energy Company Compensation Survey (the “Mercer Survey”) or other benchmark data derived from information reported in publicly-available proxy statements or other sources.  The Mercer Survey is produced by an independent consultant that surveys and compiles annual energy sector compensation information, including salaries, bonuses and long-term equity-based awards, and, for its 2006 survey, contains information gathered from over 184 companies in the energy sector.   The peer companies utilized in the Mercer Survey are not predetermined by us and are broken down into categories according to industry segment, geographic area and annual revenues and sales.  The peer companies’ annual revenue and sales range from less than $100 million to $1.2 billion or more.  We generally compare ourselves to the data applicable to companies in the $100 million to $700 million range in annual revenues and sales.  We feel that in attracting and retaining well-qualified and talented employees, we are competing against companies both inside and outside the exploration and production segment of the oil and gas industry, so we do not restrict our review to only the exploration and production category of energy companies.  The independent compensation consultant does not receive compensation from the Company other than a fee of less than $2,000 to provide the annual compensation survey information, and the consultant does not attend the Committee meetings.  The Company, at the request of the Compensation Committee, purchases the Mercer Survey to assist the Committee in its review of salaries, bonuses and equity-based awards.  The Committee does not retain a separate outside advisor or purchase any other compensation survey or report that is specifically for executive compensation, although it does, on occasion, consider other benchmark data derived from other public and private sources.  While the Committee takes into consideration the Mercer Survey and other benchmark data, that information is just one factor considered by the Committee and the Committee does not adhere to any rigid guidelines regarding the use of benchmarks.

In addition to reviewing market analyses of pay levels and considering individual performance related to each executive officer, the Committee considers the total compensation of each executive officer relative to each other executive officer and relative to other members of the management team.  All employees, including the executive officers, are assigned to pay grades, determined by comparing position-specific duties and responsibilities. Each pay grade has a salary range with corresponding annual and long-term incentive award opportunities.  The pay grades range from 6 to 22.  Executive officers fall in grades 18 and above.  Although Mr. Elias’ position falls in grade 22, the Committee, with which Mr. Elias concurred, had determined that for compensation purposes, he will be treated as if he were a grade 21 pay level.  Compensation paid to an employee generally must be within the parameters for his or her pay grade.  We feel this approach insures more consistent compensation opportunities for members of management with similar duties and responsibilities.

In the case of Mr. Elias, his compensation is also determined in part by the terms of his employment agreement, which is discussed in more detail below under “—Other Benefits-Employment Agreements.”  His agreement provides for a minimum base salary of $350,000, that his base salary may be increased, but not decreased, and minimal annual bonus plan opportunities of at least 50% of base salary for target performance and at least 100% of base salary at the maximum performance level.

Role of Executive Officers in Compensation Decisions

Equity awards, as well as bonuses and changes in salaries for all employees, including the executive officers, are individually determined and administered by the Compensation Committee and ratified by the non-employee Directors, in the case of the other executive officers, taking into account recommendations from the Chief Executive Officer.  The Chief Executive Officer assists the Compensation Committee by:

•                  preparing agendas for the meetings of the Compensation Committee;

•                  annually reviewing each of the other executive officer’s performance with the Committee, as well as other key employees;

•                  recommending salary rate ranges and bonus target opportunities for the other executive officers and employees;

•                  recommending salary, bonus and long-term incentive (stock)  awards for other executive officers and employees; and

•                  attending Compensation Committee meetings, except during executive session.

The Chief Executive Officer’s participation is meant to provide the Compensation Committee with input regarding the Company’s compensation philosophy, process and decisions, but all compensation decisions are made by the Committee and submitted to the non-employee Directors for ratification.  In addition to providing factual information as described above, Mr. Elias articulates management’s views on current compensation programs and processes, recommends relevant performance measures to be used for future awards and otherwise supplies information to assist the Committee.  The Compensation Committee meets outside the presence of all executive officers when analyzing the Chief Executive Officer’s performance and considering his compensation.  The Human Resources Department of the Company also supports the Committee in its work in determining competitive compensation levels, including for executives, analyzing data regarding compensation levels and programs specific to peer-group companies in the energy business as provided by the Mercer Survey.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the executive officers, as well as other employees, were:

•                  Base Salary

•                  Performance-Based Cash Bonus

•                  Long-Term Equity-Based Compensation

•                  401(k) Employee Savings Plan

•                  Health and Welfare Benefits, such as medical, dental, vision care, disability insurance, and life insurance

•                  Severance Benefits under Change of Control Agreements

Each of these components is discussed in greater detail below, along with a description of our philosophy on achieving an appropriate balance between the same.

Base Salary.  Base salaries of the executive officers (including that set forth in Mr. Elias’ employment agreement as described below under “—Other Benefits-Employment Agreements”) are determined based on the Compensation Committee’s review of a number of factors, including comparable industry data contained in the Mercer Survey and individual factors such as an executive’s specific responsibilities, experience, individual performance and growth potential.  In the case of the executive officers other than the Chief Executive Officer, the Committee also considers his recommendations.  Based on these factors, the Committee establishes base salary rate ranges for each position that fall within the salary ranges established for individual pay grades, as discussed above in “—Philosophy and Objectives of the Executive Compensation Policy.” The Compensation Committee’s salary recommendations are subject to ratification by the full Board.  The base salary ranges were not changed for any of the executive officer positions in 2006.  At their January 2007 meeting, after reviewing the Mercer Survey and other studies of energy company salaries, the Committee recommended a 5% increase to the salary rate ranges for all pay grades, including those of executive officers.  The salaries are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are generally based on an evaluation of the individual’s performance and level of pay compared to the peer-group companies, and can include merit increases or cost-of-living increases, or a combination of both.  As discussed below in “—Other Benefits-Employment Agreements,” Mr. Elias’ employment agreement requires the Compensation Committee to annually review his base salary and make a recommendation to the Board of Directors regarding possible increases.  Under the terms of Mr. Elias’ employment agreement, the Board of Directors may, in its sole discretion, increase, but not decrease, his base salary.  In general, executive officers and other employees of the Company are reviewed for potential salary increases on or about April 1 of each year, although some salary increases were granted effective October 1, 2006, as discussed below.

As part of the Committee’s annual compensation review procedure, effective as of April 1, 2006, Mr. Tugwell, the Company’s Chief Operating Officer, received a base salary increase from $205,000 to $220,000, and Mr. Long, the Company’s Chief Financial Officer, received a base salary increase from $200,000 to $212,000.  Such increases were based on 2005 performance and salary information provided in the Mercer Survey.  In addition, at the Compensation Committee’s August 25, 2006 meeting, the Committee approved increases in base salary, to be effective as of October 1, 2006, for Mr. Tugwell to $235,000 and for Mr. Long to $227,000.  The Committee based its approval of these increases in base salaries upon general competitive compensation levels, based on the Mercer Survey, and industry conditions.  The combined 2006 increases reflect a 14.6% increase in Mr. Tugwell’s salary from December 31, 2005 to December 31, 2006, and a 13.5% increase in Mr. Long’s salary for the same time period.  While the Compensation Committee recommended to the non-employee Directors of the Board during the annual compensation review procedure that Mr. Elias receive an increase in base salary in April 2006, Mr. Elias declined to accept any increase in base salary even though the Company’s prior year performance had been positive.  At this point in time, Mr. Elias felt that his salary for 2006 was competitive for comparable-sized companies.

At their March 2007 meeting, the Committee approved base salary increases as follows:  Mr. Elias’ salary was increased from $350,000, the minimum salary provided for under his employment agreement, to $400,000; Mr. Tugwell’s base salary was increased to $246,000; and Mr. Long’s base salary was increased to $238,000.  These increases were based on individual performance and competitive salary information provided in the Mercer Survey and other sources.

Performance-Based Cash Bonus.   The Company also offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual cash bonuses following attainment of specified Company performance objectives established by the Committee and certain individual performance objectives established at the beginning of the year.  The Committee believes that making a significant portion of executive officer compensation subject to the Company attaining specified performance objectives and strategic goals and the individual meeting certain individual objectives motivates the executive officers to increase their respective individual efforts on behalf of the Company. The Committee believes that it is appropriate that the Company’s executive officers’ compensation be more heavily weighted as to whether the Company attains its specified performance objectives and strategic goals and less dependent on the executive’s attainment of individual goals.  For pay grades lower than 15, which does not include executive officers, the Company’s performance is weighted less heavily, and the individual’s performance is weighted more heavily.  The objectives and goals are specifically set to be challenging, yet achievable, with strong performance from the executive officers and the employees of the Company as a whole.

Under the Company’s bonus program, the Compensation Committee uses discretion in determining each executive officer’s annual bonus, after reviewing the Company performance objectives, individual performance objectives, overall financial and operational performance of the Company, compensation survey data and recommendations of the Chief Executive Officer with respect to the other executive officers.  These determinations are submitted to the non-employee Directors for ratification. The amount of bonus that may be earned is based on a targeted percentage of the individual’s annual salary, subject to a maximum-targeted percentage, and is subject to adjustment by the Committee. Total bonus opportunities for 2006 for Mr. Tugwell ranged from 0% to 120% of base salary, with a target payout of 60%; for Mr. Long from 0% to 110% of base salary, with a target payout of 55%; and for Mr. Elias from 0% to 130% of base salary, with a target payout of 65%.  The bonuses of the executive officers for 2006 performance were based 80% on Company performance and 20% on achievement of the individual’s performance objectives.

Company Performance.  The Company performance component of the bonus is based on:

•                  achievement of performance objectives as established by the Committee,

•                  subject to adjustment at the discretion of the Committee based achievement of overall Company financial goals.

The Company performance objectives for 2006 consisted of:

•                  specified annual increases in reserves (weighted 40%);

•                  specified annual increases in production (weighted 30%);

•                  competitive finding and development costs (“F&D”) (weighted 15%);

•                  lease operating expense (“LOE”) (weighted 7.5%); and

•                  control of general and administrative expenses (“G&A”) (weighted 7.5%).

The Committee establishes the Company performance objectives annually based on those projected in the Company’s annual budget and plan, as revised, for the applicable period, approved by management and reviewed and ratified by the Board of Directors.  The target levels for performance objectives may differ from the budget and plan in a given year, but are intended to reflect planned performance over the course of a full annual business cycle.  Accordingly, the target levels for the performance objectives are established with the expectation of paying bonuses out approximately at target, with a low probability of either failing to reach the minimum threshold level or reaching the maximum level. Both the LOE and G&A measures are calculated on a unit-of-production basis.  G&A excludes capitalized costs, restricted stock grants and FIN 44 requirements.  In addition, the F&D objective is calculated as a three-year moving average obtained by dividing capital expenditures by new reserves net of revisions without including acquisitions. This is the only category of the performance objectives where acquisitions are excluded.  The objectives for reserve growth, production growth and competitive F&D costs are the major components of the Company’s bonus program.

The bonus components described above are based generally upon specific performance criteria for each component.  Payouts range from 0% to 200% of target bonuses.  The minimum threshold performance to begin earning a payout for each component for 2006 performance is listed below.  Payout is prorated based on actual performance, subject to a maximum payout level of 200%.

•                  Reserve Growth  –  5.0% or greater

•                  Production Growth  –  3.5% or greater

•                  Finding & Development Costs (3-year moving average) –  $2.71 per Mcfe or less

•                  Lease Operating Costs  –  $0.61 per Mcfe or less

•                  G&A Expenses  –  $0.64 per Mcfe or less

For 2006, the Company did not achieve its minimum thresholds to earn a payout in the areas of reserve growth, F&D costs and G&A expense.  Production growth was slightly above the minimum threshold required to earn a payout but well below expectations.  LOE expense was significantly better than the minimum threshold required to earn a payout.  However it was the Committee’s judgment, with which Mr. Elias concurred, that no bonus would be payable with regard to any of the Company performance objectives for the reasons discussed below.

Overall Financial Goals.  With respect to the bonus for the executive officers, the Committee considers, but does not rely solely on, the above predetermined formulas when evaluating achievement of the Company’s performance objectives. In this respect, the Committee also considers whether the Company was successful in meeting its overall financial goals. This is a subjective assessment, with no particular weighting given, but this objective is considered by the Committee in determining executive officer bonuses.  The financial goals for the Company for 2006 were:

•                  to ensure that funds are available to execute the Company’s overall recommended capital expenditure program as projected in its 2006 approved budget and plan while maintaining a prudent financial structure with a debt-to-total-capital ratio of less than 30% (however, it is recognized that from time to time this ratio will be exceeded due to acquisitions);

•                  to fund the approved capital expenditure program, excluding acquisitions, from internal cash flow rather than taking on additional debt;

•                  building pre-tax cash flow from exploration and production activities to a level sufficient to provide the necessary funds to conduct a program that will provide consistent physical (reserve and production) and fiscal (cash flow and net income) growth for the Company.

The Committee, in its judgment, recognized that the Company was able to maintain a relatively conservative balance sheet when measured against these overall financial goals.  Nevertheless, the Committee found that:

•                  The Company exceeded its debt-to-total-capital ratio of 30% as was expected because of two year-end acquisitions that were funded with debt.  However, management expects to bring the fiscal year-end debt-to-total-capital ratio to a lower level by year-end 2007;

•                  The Company borrowed approximately $2 million to fund its capital spending program (excluding acquisitions) because cash flow was slightly less than expected for the full year; and

•                  Natural gas prices fell throughout the year, causing the Company to record a non-cash ceiling test write-down of $96.9 million, pre-tax in the third quarter.  The falling gas prices and lower-than-expected production volumes reduced cash flow below the Company’s pre-acquisition capital spending, resulting in an increase in debt, as compared with the reduction in debt we originally expected.

Still, the Company was able to close two acquisitions utilizing its unused borrowing capacity.  The larger of the two acquisitions, Chapman Ranch, was deemed critical to the Company’s ability to gain control over the development and exploration of this attractive asset.  In addition to the acquisitions closed at the end of 2006, the Company was able to negotiate a potentially transforming acquisition of properties owned by Smith Production Inc. in south and southeast Texas, which closed late in January 2007.  We view this acquisition as a company-transforming event providing a step change in reserve and production growth, while exposing the Company to a wide array of new development and exploration opportunities.  However, on balance for all the above reasons, at their March 2007 meeting, the

Compensation Committee recommended that no bonus payout of the Company performance portion of the bonus program be made for 2006 performance for all employees, including the executive officers.

Individual Performance.  In evaluating an executive officer’s performance towards his or her individual objectives (weighted at 20% of total bonus target), the Compensation Committee uses its discretion and assesses performance by the executive officer against mutually defined expectations.  The process includes individual appraisal components that are both objective and subjective.  This includes an assessment of how the executive performed relative to defined roles and accountabilities, quantifiable objectives such as meeting the Company’s specific fiscal or physical targets, overall performance of the Company, and a more subjective assessment of a number of performance attributes such as teamwork, communication, participation leadership, decision making, creativity/innovation, planning and organization and performance management.  With regard to individual objectives, there are no specific formulas.  The Committee makes an assessment, in its judgment, of the degree to which individual objectives have been satisfied.  Individual performance of the executive officers, except the Chief Executive Officer, is first assessed by the Chief Executive Officer, who makes recommendations to the Compensation Committee for its consideration.

In the case of Messrs. Long and Tugwell, as part of their individual objectives, they are expected to ensure that attractive investment opportunities are identified on an ongoing basis and ultimately added to the company’s portfolio in order to provide opportunities for future growth.  These opportunities can take on many forms such as seismic options, new acreage leases, farm-ins and/or farm-outs, joint exploration ventures, and acquisitions of producing properties that have upside potential.  In doing so, Messrs. Long and Tugwell are expected to apply the most appropriate technology in an effective manner while ensuring that constant attention is given to managing cost effectively.  The Company’s total expenses (i.e. LOE, production and ad valorem taxes, G&A and net interest and dividends) on a dollar per unit-of-production basis are expected to be in the lowest quartile of our peer group.  They are expected to make intelligent and timely hedging decisions to help mitigate the adverse impact commodity price volatility can have on cash flow and the Company’s ability to continue expanding its program.  Messrs. Long and Tugwell also have essentially the same roles and accountabilities as Mr. Elias, as discussed below, except they are applicable to their specified functional areas of responsibilities.  Messrs. Long and Tugwell generally exceeded expectations on the above and have played very important roles in positioning the Company for potentially significant physical and fiscal growth in 2007 and beyond.

For the reasons discussed above, at their March 2007 meeting, the Compensation Committee recommended to the Board of Directors that no payout of the Company portion (80%) of the bonus program be made for Messrs. Tugwell and Long for 2006.  However, the Committee also acknowledged the strong individual performance of Messrs. Tugwell and Long, including their extraordinary effort (and similar efforts by many of the Company’s employees) in the fourth quarter 2006 and first quarter 2007 acquisition of properties from Smith Production, Inc., and determined that those efforts be emphasized in determining the individual component (20%) of their final bonus awards for fiscal 2006 and that the full amount of potential bonus payment be made under this component.  Accordingly, at their March 2007 meeting, the Compensation Committee approved, and the Board of Directors ratified, cash bonus awards be made to these executive officers based upon the officer’s individual performance at the maximum rate permitted, as follows:  Mr. Tugwell was awarded $56,000 and Mr. Long was awarded $49,900.  These bonuses were paid on or about April 1, 2007 and represent 24% and 22% of Messrs. Tugwell’s and Long’s base salary, respectively.

With respect to Mr. Elias, the 20% of his bonus based on individual performance is based on achievement of individual roles and accountabilities, achievement of short-term objectives and progress toward achievement of long-term goals. The roles and accountabilities for Mr. Elias included:

•                  Providing overall leadership for all aspects of the Company;

•                  Overseeing, developing and implementing the Company’s budget, plan, objectives and goals;

•                  Monitoring and directing progress in achieving the Company’s budget, plan, objectives and goals;

•                  Ensuring legitimate interests of the Board, shareholders, management and others are considered;

•                  Reviewing and approving operating, financial and personnel matters; and

•                  Building and maintaining an industry network in order to help achieve the Company’s goals and objectives.

The short-term individual objectives for Mr. Elias included:

•                  achieving a consistent pattern of reserve growth at a competitive finding and development cost;

•                  achieving a consistent pattern of production increases in a cost-effective manner;

•                  maintaining a prudent financial structure that provides the flexibility to effectively execute the Company’s business plan (a debt-to-total capital of less than 30% and internal cash flow sufficient to fund the Company’s desired program);

•                  expanding and/or increasing the Company’s reserve base and production via an acquisition or merger that is not detrimental to the Company’s financial structure; and

•                  expanding and/or increasing the Company’s reserve base and production in the immediate and longer-term through organic growth in new grass root exploration and/or exploitation plays.

In addition, during 2006 the Committee and Mr. Elias focused on certain longer term (three-year) goals for the Company. Specifically, the Compensation Committee and Mr. Elias agreed on the following long-term goals for the Company:

•                  growing year-end reserves to the range of 200 to 250 Bcfe by year-end 2008;

•                  obtaining a reserve-to-production (R/P) ratio of 10 years by year-end 2008; and

•                  growing annual production to the range of 20 to 25 Bcfe by year-end 2008 (which represents a sustained producing rate of 54.8 to 68.5 MMcfe per day).

These three-year goals and other goals and targets described herein are aspirational in nature and are forward-looking statements.  We cannot assure you that they will be achieved and actual outcomes may vary materially.  These goals involve risks and uncertainties, including, but not limited to, those set forth under ITEM 1A. “RISK FACTORS” and other factors detailed in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission.  We feel that the Chapman Ranch acquisition completed at the end of 2006 and the Smith Production, Inc. acquisition completed in January of 2007 have resulted in an increased likelihood of our being able to achieve, at least to some extent, these long-term goals earlier than originally envisioned.  On purely a pro forma basis for year-end 2006, with the Smith acquisition the Company’s proven reserves would be approximately 225 Bcfe, annual production would be 23.4 Bcfe and a reserve-to-production ratio of almost 9 years.  The Committee and Mr. Elias agreed that the above longer term goals are to be achieved on a cost-effective basis and not at the expense of the long-term viability of the Company.

As noted above, it was the judgment of the Compensation Committee that the Company did not achieve the target performance levels of reserve growth, production and finding and development cost set out in the 2006 approved budget and plan.  However, Mr. Elias did provide the required leadership that resulted in a successful acquisition of assets that significantly increased the Company’s proven reserves, production, prospects and undeveloped acreage inventory.  This transforming transaction has greatly enhanced the ability of the Company to achieve some of its long-term strategic goals sooner than had been originally envisioned and, also, provides a new platform from which the Company expects to grow.

In spite of the transforming transaction that was the focus of much of Mr. Elias’ efforts in 2006, the Committee felt that the 2006 operating and financial results should be the major components used to determine whether Mr. Elias should earn an annual bonus award for 2006 individual performance.  Therefore, after review of all performance factors, it was the judgment of the Compensation Committee and Mr. Elias that no bonus award for 2006 would be made for Mr. Elias for the individual component, and the non-employee Directors of the Board ratified this decision at their March 2007 meeting.

Long-Term Equity-Based Compensation.   The Company has relied on grants of stock options and grants of restricted stock under its Incentive Plan and, in the past, in the case of Mr. Elias, outside of the Incentive Plan, to provide long-term incentive-based compensation. All equity grants made in 2006 were pursuant to the Incentive Plan.

In recent years, we have relied primarily on restricted stock, as opposed to stock option, awards.  A restricted stock award is a grant of a right to receive shares that vest over time.  As the stock award vests, the shares are owned outright.  Such awards are made at the discretion of the Compensation Committee and are ratified by the non-employee Directors. Relevant factors in the determination of grants, which are not subject to any particular weighting, are

•                  the impact the executive’s performance had on the Company and what impact the executive is expected to have in the future;

•                  the desire to retain the executive in the employee of the Company;

•                  data regarding stock grants at comparable companies, including the Mercer Survey;

•                  the relative grade level of the officers;

•                  length of service with the Company;

•                  the executive officers’ base salary;

•                  in the case of other executive officers, recommendations of the Chief Executive Officer; and

•                  performance evaluation of each executive officer with respect to the prior fiscal year.

Awards of restricted stock are designed to encourage executive officers to retain an ownership interest in the Company, to align their interests with those of stockholders and to reward increases in the Company’s share price over time.

Historically, we awarded restricted stock that vested and was issued in equal one-third increments on the first, second and third anniversary of the date of grant.  However, the Compensation Committee and the Board of Directors have determined that restricted stock grants, beginning with those made in October 2006 as discussed below, should vest over a longer period of time than previous grants.  We feel that a longer vesting schedule not only more closely aligns the executives’ (and other employees’) interests with those of the stockholders, it also encourages retention of highly qualified and talented employees whose abilities help the Company achieve its long-term goals.  Accordingly, since August 2006, the Company has shifted to awarding restricted stock that vests 20% on the second anniversary of the grant date and vests 40% on each of the third and fourth anniversaries of the grant date.

At their March 2006 meeting, the Compensation Committee approved, and the non-employee Directors of the Board ratified, restricted stock grants to Messrs. Elias, Tugwell and Long in the amounts of 12,000 shares, 5,400 shares and 5,400 shares, respectively.  The grant date for this award was April 1, 2006.  These restricted stock grants, as well as previously awarded restricted stock held by executive officers, vests and shares are issued in equal one-third increments on the first, second and third anniversary of the date of grant.

At its meeting held on August 25, 2006, the Compensation Committee of the Company, in recognition of the officers’ performance and the competitive compensation market and other industry conditions, approved a supplemental, one-time restricted stock grant to each of Messrs. Tugwell and Long in the amount of 30,000 shares of common stock, effective October 1, 2006.  These one-time grants vested over the longer period described above.  The Compensation Committee based its approval of these awards upon general competitive compensation levels and industry conditions.  In determining the competitive compensation levels, the Committee analyzed information regarding compensation levels and programs in the energy sector.  Mr. Elias did not receive a supplemental one-time restricted stock grant at that time.

The restricted stock awards made to executive officers in 2006 are set forth in the table below.  The value of the awards, based on the stock price at the date of grant date ranged from 60% to 232% of base salary depending on the officer’s position and base salary at the time of the grant.

Name	Award Date of Grant	Number of Shares of Stock Granted	Grant Date Fair Market Value	Stock Grants as Percent of Base Salary

Mr. Elias	04/01/2006	12,000	$306,840	88%
Mr. Tugwell	04/01/2006	5,400	$122,161	60%
	10/01/2006	30,000	$404,427	224%
Mr. Long	04/01/2006	5,400	$122,161	69%
	10/01/2006	30,000	$404,427	232%

At their March 2007 meeting, the Compensation Committee approved restricted stock grants for Messrs. Elias, Tugwell and Long in the amounts of 20,000 shares, 10,000 shares and 10,000 shares, respectively.  The grant date for this award was April 1, 2007.  These restricted stock grants will vest 20% after two years (April 1, 2009) and 40% on each of the third and fourth anniversary dates of the grant date (April 1, 2010 and 2011).

Grants of stock options to executive officers may be made by the Compensation Committee although none have been granted since 2003 except for a grant to Mr. Elias in 2004 pursuant to the terms of his employment agreement.  At December 31, 2006, options under the Incentive Plan had been granted to 56 current and former employees and Directors, at exercise prices ranging from $2.11 per share to $13.99 per share.  For a discussion of the Company’s philosophy on its shift away from granting stock options to employees, including the executive officers, in favor of awarding restricted stock grants, see “—Certain Policies of Executive Compensation Program—Company Shift Away from Issuing Stock Options in Favor of Restricted Stock Grants” below.

Other Benefits

The Company provides a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, a 401(k) savings plan, and severance benefits under change in control agreements.  The Company has no executive perquisite benefits (e.g. club memberships or company vehicles) for any executive officers with an incremental cost to the Company in excess of $10,000, and does not provide any deferred compensation programs or supplemental pensions to any employees, including the executive officers. The Company does provide supplemental life insurance for Mr. Elias, in accordance with his employment agreement, the cost of which is reflected in the “Summary Compensation Table” below.

401(k) Savings Plan.  The Company has a tax-qualified 401(k) Employee Savings Plan (the “401(k) Plan”) for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of their compensation up to the maximum amount allowed by law, with the employee’s contribution not to exceed $15,500 for the current year (subject to certain limitations and exceptions imposed under the Internal Revenue Code of 1986, as amended (the “Code”)). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash or stock. Pursuant to the 401(k) Plan, in 2006 the Company elected to match 100% of the first 8% of employee deferral, subject to limitations imposed by the Internal Revenue Service.  The amounts held under the 401(k) Plan (except for matching contributions by the Company in Common Stock) are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Except for customary “blackout” periods imposed from time to time by the Company on all employees including executive officers, the 401(k) Plan does not restrict employees from selling vested shares of the Company’s Common Stock held in the plan. Salary deferral contributions by employees under the 401(k) Plan are 100% vested. Company contributions vest 50% at the completion of the first year of employment with the remaining 50% vesting at the completion of the second year of employment. All Company contributions after the completion of the second year of employment are fully vested. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.  The Company contributions to the executive officers, except in the case of Mr. Elias, as he does not participate in the 401(k) Plan, are shown below on the Summary Compensation Table.

Change in Control Severance Agreements.  The Company has entered into a severance agreement with each employee of the Company, including the executive officers.  These agreements grant severance benefits in the event of a qualified termination of employment within two years of a change of control.  The oil and gas industry is constantly evolving and changing, including through acquisitions and mergers.  The Company has chosen to enter into change of control agreements with all of its employees, including the executive officers, to promote stability and continuity of management and personnel. The Company feels that by protecting employees from any potential economic upheaval in their personal lives at the time of a change in control, employees will be better able to focus on the work at hand.  The severance agreements executed by the executive officers are “double trigger” agreements, not “single trigger.”  In other words, benefits are payable following a change of control only if the executive is terminated without cause or resigns for good reason.  The Company feels that linking severance benefits to a change of control will eliminate, or at least reduce, any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the stockholders.  Information regarding applicable payments and other benefits under such agreements for the executive officers is provided under the heading “—Potential Payments Upon Change in Control or Termination” below.  In the case of Mr. Elias, if a qualified termination of employment occurs within two years of a change in control, he is entitled to the benefits under his change in control severance agreement, but not under his employment agreement described below.

Employment Agreements.  In addition to the components of executive compensation described above, Mr. Elias is a party to an employment agreement dated effective November 16, 1998 with the Company, which agreement was approved by the Board as a whole and the Compensation Committee.  In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias’ predecessor at the Company and negotiations between Mr. Elias and the Compensation Committee. The Company entered into an employment agreement with Mr. Elias in order to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of the Company and the term of the agreement was designed to give the Company the ability to retain Mr. Elias’ services until his retirement.  The Employment Agreement had an initial term of three years from January 1, 1999, and is extended automatically for successive one-year periods on each anniversary of the effective date unless terminated by either Mr. Elias or the Company.  Most recently, the agreement renewed through November 16, 2007, based on largely the same considerations.

The employment contract of Mr. Elias provided for an initial minimum salary of $350,000, and requires the Compensation Committee to annually review his base salary and make a recommendation to the Board of Directors regarding possible increases. Such recommendations are made on or about April 1 of each year after careful review of the Company’s and Mr. Elias’ performance. Under the terms of Mr. Elias’ employment agreement, the Board of Directors may, in its sole discretion, increase but not decrease his base salary.  As discussed above under “—2006 Executive Compensation Components-Base Salary,” no salary increase was recommended by the Committee or awarded by the Board for Mr. Elias during 2006 but he did receive a base salary increase of $50,000 in 2007.  Mr. Elias’ employment agreement also provides that he have annual bonus plan opportunities of at least 50% of base salary for target performance and at least 100% of base salary at the maximum performance level.  His employment agreement also provided for awards of non-qualified stock options in the past, the final grant being 50,000 shares on April 1, 2004. No further stock options will be granted under his employment agreement.  Mr. Elias is the only employee with which the Company has entered into an employment agreement.  Mr. Elias’ employment agreement also entitles him to certain benefits upon a termination of employment.  See “—Potential Payments Upon Change in Control or Termination” below for information about the potential payments and benefits to Mr. Elias upon termination of his employment with the Company.

Other Paid Time-Off Benefits.  The Company provides vacation and other paid holidays to all employees, including the named officers, which are comparable to those provided at other companies in a similar industry.

Certain Policies of Executive Compensation Program

Timing of Equity-Based Compensation.  Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at “fair market value” on the date of the grant.  The Incentive Plan defines “fair market value” as the mean between the high and low price of the Company’s stock on the grant date or, if the grant date is not a day when the stock market is open, the last preceding date for which trading data is reported by the market.  Equity grants are only made to executive officers during the normal annual compensation-setting cycle (on or about April 1 of each year) except under circumstances discussed under the heading “—Exceptions to Usual Procedures” below and except in the case of new hires that begin employment outside the time of the annual compensation-setting cycle.

Company Shift Away from Granting Stock Options In Favor of Restricted Stock Grants.  In the last three years, the Compensation Committee has approved the award of restricted stock instead of stock options because, in the view of the Compensation Committee:

•                  restricted stock is a better way to provide significant equity compensation that can generate more predictable long-term rewards than stock options; and

•                  restricted stock, as opposed to stock options, more closely aligns the interests of the executive officers and other employees with those of the stockholders in seeking consistent long-term performance of the Company.

Exceptions to Usual Procedures.  The Compensation Committee may from time to time approve (subject to ratification by the Board) the payment of special cash compensation or the grant of special equity-based awards to one or more of the executive officers, as it did in August 2006, in addition to payments and grants approved during the normal annual compensation-setting cycle.  The Committee might make such a recommendation if it believes it would be appropriate to reward one or more executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. The Committee may also  recommend adjustments to the annual performance-based objectives to take into consideration extraordinary, unusual or other occurrences that may happen during a fiscal year that cause the Committee and the Board to conclude that the measure or measures as so established do not in fact achieve the Company’s overall intended goals.

At their August 2006 meeting, the Compensation Committee approved a change to the annual review procedure for executive officers, determining that the executive officers will generally continue to be reviewed for potential salary increases on or about April 1, when the other employees and officers of the Company are also reviewed, but that any salary increases for the executive officers would not be effective until October 1 of the year they are approved.  However, at their March 2007 meeting, the Committee decided that this policy may not be in the best interests of the Company because it is not administratively effective, and suspended implementation of the policy for salary increases approved in March 2007, which will be effective on April 1, 2007.  The April 1, 2007 salary increases were adjusted on a pro rata basis to take into account the previous salary increases that were effective as of October 1, 2006.

Overriding Royalty Interests. Since the Company’s initial public offering, certain non-executive employees of the Company received grants of overriding royalty interests in oil and gas prospects of the Company where such interests had been earned pursuant to employment agreements between such employees and the Company. Effective June 1, 1999, all employment agreements which provided for overriding royalty interests were terminated. Pursuant to a policy adopted as of that date, no employee of the Company is entitled to an overriding royalty interest on any prospect that is defined and leased after July 1, 2000. Overrides which were earned in prospects prior to July 1, 2000 or assigned of record remain valid. Executive officers of the Company have not been entitled to receive overriding royalty grants since the

Company’s initial public offering. Prior to becoming an executive officer, Mr. Tugwell received overriding royalty interests under the Company’s prior practice and has, and will in the future, receive payments pursuant to such interests.

Security Ownership Requirement for Executive Officers.  The Company has not established any formal policies or guidelines addressing expected levels of stock ownership for the executive officers.  However, the Company does have a stock ownership requirement for its non-employee Directors, as described above in “Director Compensation–Stock Ownership Requirements for Directors” above.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to company’s executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Option grants that are made outside of stockholder-approved plans, such as most of the options grants made to Mr. Elias, are generally subject to the deductibility limits of Section 162(m).  In addition, restricted stock awards that vest solely on the basis of the passage of time are not considered performance-based compensation under Section 162(m), so compensation realized upon the vesting of restricted units awarded to executive officers to the extent the $1 million limitation is exceeded will not be deductible by the Company.  In the future, while the tax impact of compensation arrangements is one factor the Committee will consider, that impact must be evaluated in light of the Company’s overall compensation philosophy and objectives.  Accordingly, the Committee will seek to qualify compensation for deductibility in instances where it believes that to be in the best interests of the Company but retains discretion to authorize the payment of nondeductible amounts.

Compensation Committee Report — The Compensation Committee has reviewed the Compensation Discussion and Analysis included above and discussed the same with management of the Company and, based upon that review and discussion, recommends inclusion of the Company’s Compensation Discussion and Analysis in this proxy statement.

The Compensation Committee:

Thurmon Andress, Chair
Jonathan M. Clarkson
Robert W. Shower
David F. Work

Pursuant to the SEC Rules, the foregoing Compensation Committee Report is not deemed “soliciting material”, is not “filed” with the SEC and is not incorporated by reference with the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in such report.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table set forth below contains information regarding the combined salary, bonus and other compensation of each of the executive officers with respect to 2006.

Name and Principal Position	Year	Salary	Restricted Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensa- tion (3)	All Other Compensa- tion (4)	Total

John W. Elias Chairman of the Board, President and Chief Executive Officer	2006	$350,000	$156,795	$68,937	-0-	$4,040	$579,772

John O. Tugwell Executive Vice President and Chief Operating Officer	2006	$235,000	$100,342	—	$56,000	$15,000	$406,342

Michael G. Long Executive Vice President and Chief Financial Officer	2006	$227,000	$100,342	—	$49,900	$14,260	$391,502

(1)          These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R of awards made pursuant to the Incentive Plan, and thus may include amounts in respect of stock awards granted in and prior to 2006.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.  A discussion of the assumptions used in calculating these amounts may be found in Note 17 to our 2006 audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.  These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.

(2)          The amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R of option awards made to Mr. Elias in 2004.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.  These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by executives.  A discussion of the assumptions used in calculating these amounts may be found in Note 17 to our 2006 audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.  These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.  All option awards to Messrs. Tugwell and Long were fully vested prior to the Company’s adoption of FAS 123R; therefore, there was no accounting expense in 2006 for any unexercised options held by them.

(3)          These amounts reflect the annual performance-based cash bonus awards for the performance year in which they were earned and are paid on or about April 1 of the following year.  For example, the bonuses in the table for 2006 performance were paid on or about April 1, 2007. These awards are discussed in more detail on page 17 under the heading “—2006 Executive Compensation Components-Performance-Based Cash Bonus.”

(4)          In the case of Mr. Elias, amounts shown represent payments by the Company for life insurance on his account. In the case of Messrs. Tugwell and Long, amounts shown represent the Company’s contributions under its 401(k) Plan. None of the executive officers received perquisites with an incremental cost to the Company in excess of $10,000 in 2006.

The 2006 Grants of Plan-Based Awards Table sets forth information regarding the estimated possible payouts of non-equity incentive plan awards to the executive officers based on Company performance and Restricted Stock Awards for 2006.

2006 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards;
Name	Grant Date	Committee Action Date	Threshold	Target	Maximum	Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)

John W. Elias	—	—	$0	$227,500	$455,000	—	—
	4/1/06	3/8/06	—	—	—	12,000	$306,840

John O. Tugwell	—	—	$0	$141,000	$282,000	—	—
	4/1/06	3/8/06	—	—	—	5,400	$122,161
	10/1/06	8/25/06	—	—	—	30,000	$404,427

Michael G. Long	—	—	$0	$124,850	$249,700	—	—
	4/1/06	3/8/06	—	—	—	5,400	$122,161
	10/1/06	8/25/06	—	—	—	30,000	$404,427

(1)          The amounts shown represent the potential threshold, target and maximum payment levels for 2006 performance under the Company’s performance-based cash bonus program (a non-equity incentive plan).  These amounts are based upon target and maximum percentages of each executive’s base salary and based upon Company and individual performance, as described in “Performance-Based Cash Bonus” of the “Compensation Discussion and Analysis” section above.  The actual amounts of non-equity incentive plan awards for 2006 performance (paid on or about April 1, 2007) are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” column for each executive officer.  Actual non-equity incentive plan payouts for 2005 performance (paid on or about April 1, 2006) were $190,000 for Mr. Elias, $105,000 for Mr. Tugwell and $95,000 for Mr. Long.

(2)          The amounts shown represent shares of common stock of the Company that were granted to each executive officer in 2006.  These awards were made under the Company’s Incentive Plan.  The stock subject to the April 1, 2006 awards vests and will be issued in equal one-third increments on the first, second and third anniversary of the date of grant.  The stock subject to the October 1, 2006 award vests and will be issued 20% at the second anniversary date of grant (October 1, 2008) and 40% each on the third and fourth anniversary dates of the grant (October 1, 2009 and 2010).

(3)          These amounts reflect the grant date fair market value of the stock awards recognized for financial statement reporting purposes in accordance with FAS 123R.

The following Outstanding Equity Awards at Fiscal Year End 2006 Table provides information with respect to the value of outstanding unexercised stock options and unvested stock awards held by the executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Non-Vested Shares or Units of Stock Held That Have Not Vested (2)

John W. Elias	—	—	—	20,092	$366,478
	200,000	$4.22	01/08/2009	—	—
	50,000	$3.16	01/03/2010	—	—
	50,000	$8.88	01/02/2011	—	—
	50,000	$5.18	01/02/2012	—	—
	24,000	$5.59	04/01/2012	—	—
	50,000	$3.88	01/23/2013	—	—
	50,000	$13.99	04/01/2014	—	—

John O. Tugwell	—	—	—	39,714	$724,383
	8,700	$7.06	05/21/2009	—	—
	1,300	$7.06	05/21/2009	—	—
	12,000	$5.59	04/01/2012	—	—

Michael G. Long	—	—	—	39,714	$724,383

(1)          All stock options granted by the Company to the executive officers are fully vested and the Company has not issued any stock options to executive officers since 2003 except to Mr. Elias on April 1, 2004.  All options granted have a 10-year term.  Michael Long has previously exercised all of his available options.

(2)          The value shown is based on a closing stock price of $18.24 per share as of December 31, 2006.

Shown below in the 2006 Option Exercises and Stock Vested Table is information regarding the value realized by the executive officers by virtue of the exercise of options or vesting of restricted stock.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

John W. Elias	—	—	5,231	$133,757
John O. Tugwell	15,000	$269,100	5,153	$131,762
Michael G. Long	30,000	$496,500	5,153	$131,762

(1)          For value of exercised stock options, the exercise price for the exercised shares was subtracted from the market price at the time of exercise to determine the value realized by exercise of the options.

(2)          For restricted stock vesting, a per share price of $25.57 per share was determined by taking the average of the high and low prices of the stock on April 3, 2006, the first business day occurring after the vesting date.

Pension Benefits

The Company does not have any defined benefit pension plan that provides for payments, pensions or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

The Company does not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

The Company has entered into three types of agreements with the executive officers, or certain of them as detailed below, that provide for payments upon a termination of employment:  employment agreements, change of control severance agreements and restricted stock award agreements under the Incentive Plan.

Employment Agreement with Mr. Elias

Mr. Elias is the only executive officer with whom the Company has entered into an employment agreement.  Mr. Elias entered into an employment agreement with the Company effective November 16, 1998.  The agreement automatically renews for successive one-year terms and will continue to do so unless either party gives advance notice of non-renewal.  Most recently, the agreement renewed through November 16, 2007.  If either the Company or Mr. Elias gives notice of termination of employment, no automatic extension shall occur and Mr. Elias’ employment will terminate on the third November 16th to occur following the notice of termination of employment; that is his employment will continue for a period of up to three years following the notice.

Right of Company to Terminate Employment.  Notwithstanding the provisions regarding the term of agreement described above, the Company has the right to terminate Mr. Elias’ employment at any time for any of the following reasons:

•                  Mr. Elias’ death;

•                  Mr. Elias’ becoming incapacitated by accident, sickness or other circumstances that render him mentally or physically incapable of performing the duties and services required of him under the agreement on a full-time basis with reasonable accommodations for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period (referred to in this description of the employment agreement as “disability”);

•                  For cause (as described below);

•                  For Mr. Elias’ material breach of any material provisions of the agreement that, if correctable, remains uncorrected for 30 days following written notice to Mr. Elias by the Company of such breach; or

•                  For any reason at the sole discretion of the Board of Directors.

“For cause” means Mr. Elias’ gross negligence, gross neglect or willful misconduct in the performance of the duties required of him or his final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle.

Right of Mr. Elias to Terminate Employment.  Notwithstanding the provisions regarding the term of agreement described above, Mr. Elias has the right to terminate his employment under the agreement at any time for any reason in his sole discretion or for any of the following reasons (the reasons below being referred to in this description of the employment agreement as “good reason”):

•                  Company’s material breach of any material provision of the agreement;

•                  Company’s assignment to Mr. Elias of duties and responsibilities that are materially inconsistent with the positions of Chief Executive Officer or Chairman of the Board;

•                  Company’s failure to reappoint Mr. Elias to the positions of Chief Executive Officer and Chairman of the Board; or

•                  Change in Mr. Elias’ principal place of employment by more than 50 miles.

In the case of the first three bullets above, Mr. Elias is required to give notice to the Company of the breach, assignment or failure and such condition must remain uncorrected for 30 days before giving rise to the termination right.

Entitlement to Termination Benefits.  Mr. Elias is entitled to the termination benefits described below under the employment agreement if his employment is terminated for any of the following reasons:

•                  His death or disability;

•                  Termination of employment by the Company prior to expiration of term of agreement for any reason other than:

•                  For cause; or

•                  Material breach of agreement by Mr. Elias; or

•                  Termination by Mr. Elias for good reason.

Termination Benefits.  The termination benefits under the employment agreement are as follows:

•                  continued payment of his base salary then in effect for the unexpired portion of the term of the agreement (a period of up to three years);

•                  immediate vesting of all outstanding stock options granted by the Company to him which will remain exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants);

•                  a lump sum cash payment equal to his prorated incentive target bonus in the year of termination;

•                  life insurance coverage ($1,000,000) and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement (a period of up to three years);

•                  cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans; and

•                  participation in the Company’s group health plan (for the same cost the Company charges to active employees) for a period of up to 18 months after the date of termination.

Covenants.  The employment agreement of Mr. Elias provides for a covenant limiting competition with the Company during employment with the Company and, except in the event that his termination was by the Board in its sole discretion, for as long as the Company is providing him with termination benefits.  The agreement provides that Mr. Elias will not make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates at any time during or after his employment with the Company and also contains a non-disparagement clause.

Change in Control Agreements

All current employees of the Company, including Messrs. Elias, Tugwell and Long, are parties to severance agreements that provide for certain benefits in the event  an involuntary termination of employment occurs within two years of a change of control of the Company.  The agreements renew automatically for two-year terms unless the Board elects to terminate the agreement during the 60 days prior to such automatic renewal.  Most recently, the agreements for Messrs. Elias, Tugwell and Long were renewed through January 1, 2008.  In the event a change of control occurs, the agreements are not subject to termination or amendment for a period of two years after the change of control, and if within the two year period following the change of control , an executive becomes entitled to severance benefits under the agreement, the agreement cannot be terminated.

Change of Control.  Change of control is defined as any of the following occurrences:

•                  The Company is not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

•                  The Company is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction will cease to constitute a majority of the Board;

•                  Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction cease to constitute a majority of the Board; or

•                  The Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires stockholder approval pursuant to the Texas Business Corporation Act.

Involuntary Termination.  An involuntary termination means any termination of employment with the Company other than:

•                  Resignation by the executive (other than a resignation at the request of the Company or a resignation in connection with a change in duties described below);

•                  Termination by the Company for cause (which is the same as described for purposes of Mr. Elias’ employment agreement above);

•                  Termination due to disability, as defined for purposes of the Company’s long-term disability plan;

•                  Termination due to death; and

•                  In the case of Mr. Elias, his retirement, which is defined as his voluntary resignation (other than a resignation within 60 days after the date he receives notice of a change in duties or a resignation at the request of the Company).

A resignation of an executive is an involuntary termination if it occurs within 60 days after the date the executive receives notice of a change of duties or a change in duties actually occurs, whichever occurs first.  A change in duties means the occurrence, within two years after a change of control, any one of the following:

•                  A significant reduction in the duties of the executive;

•                  A reduction in the executive’s annual salary or target opportunity under any bonus or incentive compensation plan;

•                  Receipt of employee benefits by executive that are materially inconsistent with the benefits provided by the Company to executives with comparable duties;

•                  A change in location of executive’s principal place of employment by the Company by more than 50 miles; and

•                  In the case of Mr. Elias, the Company’s failure to reappoint him to the positions of Chief Executive Officer and chairman of the Board.

Severance Benefits.  Pursuant to such agreements, if the executive officers’ employment by the Company is subject to an involuntary termination occurring within two years after a change in control of the Company, the officer is entitled to receive:

•                  A lump sum severance amount, which is 2.99 times the sum of his annual salary and targeted annual bonus in the case of Mr. Elias and 2.0 times the sum of their annual salary and targeted annual bonus in the case of each of Messrs. Long and Tugwell;

•                  Full vesting of any outstanding incentive awards (such as restricted stock grants) that had not previously vested or otherwise become exercisable;

•                  Continued coverage in Company welfare and benefit plans for up to 36 months as long as the executive continues to pay the premiums or actual cost on the same basis as active employees;

•                  Outplacement services up to a maximum cost to the Company of $6,000; and

•                  A tax gross-up payment designed to keep the employee whole with respect to any excise taxes imposed by Section 4999 of the Internal Revenue Code.

In the case of Mr. Elias, if a qualified termination of employment occurs within two years of a change in control, he is entitled to the benefits under his change in control severance agreement, but not under his employment agreement.

Restricted Stock Awards

When a restricted stock award is made by the Company, including those made to the executive officers, under the Incentive Plan, a restricted stock award agreement is entered into between the Company and the individual.  The award agreements provide for accelerated vesting of restricted stock at termination of employment if termination is:

•                  By the Company without cause, as described below;

•                  By the executive for good reason, as described below;

•                  Due to death; or

•                  Due to disability (in the case of Mr. Elias, as defined in his employment agreement and in the case of Messrs. Tugwell and Long as defined in good faith by the Company and/or by the Company’s long-term disability plan).

Under the award agreements, “cause” is defined as (1) having the same meaning as defined in any written employment agreement covering the subject employee or, in the absence of an employment agreement, (2) any of the following:

•                  conviction in a court of competent jurisdiction of any felony or a crime involving moral turpitude;

•                  the employee’s knowing failure or refusal to follow reasonable instructions, policies, standards and regulations of either the Board or the Company;

•                  continued failure or refusal to faithfully and diligently perform his or her duties of employment;

•                  continuously conducting himself or herself in an unprofessional, unethical, immoral or fraudulent manner; or

•                  exhibiting conduct that discredits the Company or is detrimental to the reputation, character and standing of the Company.

Under the award agreements, “good reason” is defined as (1) having the same meaning as defined in any written employment agreement covering the subject employee or, if such agreement exists but that term is not defined, but the agreement contains a provision permitting the executive to voluntarily terminate employment upon the occurrence of certain events on terms substantially equal to a termination by the Company without cause, good reason shall mean any of those events, or, in the absence of an employment agreement provision, (2) any of the following:

•                  reduction in annual rate of salary;

•                  failure by the Company to continue an employee benefit plan or the Company taking action to adversely affect the employee’s participation in the benefit plan (unless such action adversely affects the senior management of the Company generally);

•                  assignment to the employee of materially more oppressive or onerous duties;

•                  relocation of the office more than 20 miles from the current location; or

•                  failure of the Company to obtain the assumption in writing of the Company’s obligations under the award agreement  prior to a reorganization, merger, consolidation, disposition of all or substantially all assets or similar transaction in which the Company is not the survivor.

Termination of Employment by the Company for Cause or by the Employee Other than for Good Reason.   If an executive officer terminates employment voluntarily, and not for good reason, any restricted stock awarded to the executive officer that has not previously vested is forfeited.

Termination and Change of Control Benefit Tables

Under the individual agreements with the executive officers described above that address their termination of employment, each executive officer would be entitled to receive the following estimated benefits.  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would depend upon the circumstances of the executive officer’s separation from the Company.  The tables reflect amounts payable under the agreements assuming a termination of employment  occurred on December 31, 2006.

John W. Elias.  The following table shows the potential payments upon termination for John W. Elias, the Company’s Chairman, President and Chief Executive Officer, as if such termination had occurred on December 31, 2006.

	By Mr. Elias			By the Company
	Resignation or Retirement	For Good Reason Without Change in Control	Due to Change in Duties Following Change in Control(1)	Without Cause	Without Cause Following Change in Control	For Cause	Disability or Death
Salary Continuation (2)		$1,005,890	—	$1,005,890	—	—	$1,005,890
Incentive Bonus (3)	—	$227,500	—	$227,500	—	—	$227,500
Cash Severance (4)	—	—	$1,726,725	—	$1,726,725	—	—
Equity (5)	—	$366,478	$366,478	$366,478	$366,478	—	$366,478
Health & Welfare(6)	—	$31,909	$44,964	$31,909	$44,964	—	$31,909
Outplacement Svc.	—	—	$6,000	—	$6,000	—	—
Tax Gross Up	—	—	—	—	—	—	—

Total	—	$1,631,777	$2,144,167	$1,631,777	$2,144,167	—	$1,631,777

(1)          Resignation is required to be given within 60 days after a change in duties.

(2)          Under Mr. Elias’ employment agreement, if notice of termination was delivered on 12/31/2006, he would receive continuation of his base salary until November 16, 2009.

(3)          This value is based upon Mr. Elias’ target bonus of 65% of base salary for 2006 and is included separately from the cash severance amount only to illustrate payments required to be made under his employment agreement.  His employment agreement provides that such payment be prorated for months of service during the year; assuming termination of employment on December 31, 2006, 100% of the target bonus amount ($227,500) would be payable.  Payment would be a lump sum within three months of termination.

(4)          Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.99 times the sum of Mr. Elias’ current salary plus his targeted bonus opportunity.

(5)          Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. Elias but were unvested as of December 31, 2006 (20,092 shares) based upon the closing share price on December 31, 2006 ($18.24).  All stock option awards held by Mr. Elias are fully vested, so no amount is included for early vesting.

(6)          Includes an approximate cost to the Company to continue payment of supplemental life insurance premiums in the amount of $9,427 if termination benefits are paid under Mr. Elias’ employment agreement, which amount may not be due upon Mr. Elias’ death.

John O. Tugwell.  The following table shows the potential payments upon termination of employment for John O. Tugwell, the Company’s Executive Vice President and Chief Operating Officer, as if such termination had occurred on December 31, 2006.

	By Mr. Tugwell			By the Company
	Resignation or Retirement	For Good Reason Without Change in Control	Due to Change in Duties Following Change in Control(1)	Without Cause	Without Cause Following Change in Control	For Cause	Disability or Death
Cash Severance (2)	—	—	$752,000	—	$752,000	—	—
Equity (3)	—	$724,383	$724,383	$724,383	$724,383	—	$724,383
Health & Welfare	—	—	$58,896	—	$58,896	—	—
Outplacement Svc.	—	—	$6,000	—	$6,000	—	—
Tax Gross Up	—	—	—	—	—	—	—

Total	—	$724,383	$1,541,279	$724,383	$1,541,279	—	$724,383

(1)          Resignation is required to be given within 60 days after a change in duties.

(2)          Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.00 times the sum of Mr. Tugwell’s current salary plus his targeted bonus opportunity.

(3)          Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. Tugwell but were unvested (39,714 shares) as of December 31, 2006 based upon the closing share price on December 31, 2006 ($18.24).  All stock option awards held by Mr. Tugwell are fully vested, so no amount is included for early vesting.

Michael G. Long.  The following table shows the potential payments upon termination of employment for Michael G. Long, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, as if such termination had occurred on December 31, 2006.

	By Mr. Long			By the Company
	Resignation or Retirement	For Good Reason Without Change in Control	Due to Change in Duties Following Change in Control(1)	Without Cause	Without Cause Following Change in Control	For Cause	Disability or Death
Cash Severance (2)	—	—	$703,700	—	$703,700	—	—
Equity (3)	—	$724,383	$724,383	$724,383	$724,383	—	$724,383
Health & Welfare	—	—	$58,680	—	$58,680	—	—
Outplacement Svc.	—	—	$6,000	—	$6,000	—	—
Tax Gross Up	—	—	—	—	—	—	—

Total	—	$724,383	$1,492,763	$724,383	$1,492,763	—	$724,383

(1)          Resignation is required to be given within 60 days after a change in duties.

(2)          Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.00 times the sum of Mr. Long’s current salary plus his targeted bonus opportunity.

(3)          Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. Long but were unvested (39,714 shares) as of December 31, 2006 based upon the closing share price on December 31, 2006 ($18.24).  Mr. Long exercised all of his stock options prior to December 31, 2006, so no amount is included for early vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	647,424	$6.52	501,446
Equity compensation plan not approved by security holders	461,000	$5.53	—
Total	1,108,424	$5.82	501,446

All amounts set forth opposite “Equity compensation plans approved by security holders” relate to the Incentive Plan. Amounts set forth opposite “Equity compensation plan not approved by security holders” relate to the Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the “Elias Plan”), which is described below.

(1)          The shares set forth in column (a) are comprised of shares of Common Stock that may be issued in the future pursuant to currently outstanding options for the purchase of Common Stock and shares of Common Stock that may be issued in the future pursuant to currently outstanding restricted stock awards.  In the case of restricted stock awards, the Company does not actually issue shares of Common Stock until and to the extent the awards vest.  The amounts set forth in column (a) include 457,724 shares with respect to the Incentive Plan that may be issued in the future pursuant to currently outstanding restricted stock awards.

(2)          The calculations of weighted average exercise prices are exclusive of restricted stock awards. In the case of equity compensation plans approved by security holders, the amount is based solely on options to purchase 189,700 shares of Common Stock pursuant to the Incentive Plan. In the case of equity compensation plans not approved by security holders, the amount is based on options to purchase 461,000 shares of Common Stock pursuant to the Elias Plan.

(3)          All of the shares set forth in column (c) with respect to the Incentive Plan may be issued pursuant to stock awards, including stock options, restricted stock grants and stock appreciation rights.

The Elias Plan, which provides for awards of restricted stock and of options for the purchase of Common Stock, was approved by the Board of Directors of the Company and 475,000 shares of Common Stock were initially reserved for issuance thereunder, of which no shares remain available for additional awards at December 31, 2006.  As of December 31, 2006, options for the purchase of 461,000 shares of Common Stock and a restricted stock award relating to 14,000 shares of Common Stock had been made to Mr. Elias under the Elias Plan.  The Elias Plan was adopted to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of the Company.  Mr. Elias’ employment agreement contemplates the issuance to him of options for the purchase of up to 450,000 shares of Common Stock, all of which options had been issued under the Elias Plan as of December 31, 2006.  The Elias Plan provided for the issuance of an initial option award to Mr. Elias for the purchase of 200,000 shares of Common Stock effective January 8, 1999, which became exercisable in increments of one-third of the shares subject thereto annually beginning on the date of grant, has a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant.  The Elias Plan provides that all subsequent option awards under the Elias Plan, which may be made in the sole discretion of the Board, be of options with a ten-year term, becoming exercisable in full upon the second anniversary of the date of grant and with an exercise price not less than the fair market value of the Common Stock on the date of grant.  Pursuant to the Elias Plan, the Board approved grants of non-qualified stock options to purchase 50,000 shares of Common Stock effective on or about January 1 of each of the years 2000 through and including 2003.  For 2004, options for the purchase of 37,000 shares were issued to Mr. Elias under the Elias Plan and options for the purchase of 13,000 shares were issued to him under the Incentive Plan.  All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.  The Elias Plan also provides for an award of 14,000 shares of restricted stock to Mr. Elias effective March 1, 2001, which vested in increments of one-third of the shares subject thereto annually beginning on the first anniversary of grant.  An option award to Mr. Elias for the purchase of 24,000 shares of Common Stock was made from the Elias Plan on April 1, 2002, which became exercisable in full upon the second anniversary of the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2007 (except as indicated below) with respect to beneficial ownership of the Common Stock by:  (i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each Director or nominee for Director; (iii) each executive officer of the Company; and (iv) all executive officers and Directors of the Company as a group. As of March 1, 2007, 28,383,455 shares of Common Stock were issued and outstanding.  As of March 1, 2007, 2,875,000 shares of Convertible Preferred Stock were issued and outstanding.  Each share of Convertible Preferred Stock is convertible at any time at the option of the holder thereof into approximately 3.0193 shares of Common Stock, subject to adjustments.  However, upon conversion, we have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock.  No Directors or executive officers of the Company held any shares of Convertible Preferred Stock as of March 1, 2007.

Name (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
John W. Elias (2)	719,832	2.49%
John O. Tugwell (3)	62,787	*
Michael G. Long (4)	73,680	*
Thurmon Andress (5)	23,946	*
Vincent S. Andrews (6)	48,651	*
Jonathan M. Clarkson	8,511	*
Michael A. Creel	12,511	*
Stanley S. Raphael (7)	246,629	*
John Sfondrini (8)	20,648	*
Robert W. Shower	17,643	*
David F. Work (9)	18,521	*
Royce & Associates, LLC (10)	3,358,114	11.51%
All Directors and executive officers as a group (11 persons) (11)	1,253,359	4.33%

*        Less than one percent.

(1)                                  Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(2)                                  Shares shown include (i) 474,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 1, 2007, (ii) 215,000 shares purchased by Mr. Elias’s IRA account pursuant to the Company’s 1999 private placement on the same terms as were applicable to unrelated parties; and (iii) 9,231 shares that Mr. Elias will receive within 60 days of March 1, 2007 pursuant to restricted stock awards made in 2004, 2005 and 2006.

(3)                                  Shares shown include (i) 22,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 1, 2007; (ii) 4,553 shares that Mr. Tugwell will receive within 60 days of March 1, 2007, pursuant to restricted stock awards made in 2004, 2005 and 2006; and (iii) 1,719 shares held in the Company’s 401(k) plan.

(4)                                  Shares shown include (i) 4,553 shares that Mr. Long will receive within 60 days of March 1, 2007 pursuant to restricted stock awards made in 2004, 2005 and 2006; and (ii) 1,130 shares held in the Company’s 401(k) plan.

(5)                                  Shares shown include (i) 8,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 1, 2007 and (ii) 4,000 shares of Common Stock held by Andress Oil & Gas LP, a limited partnership of which Mr. Andress serves as managing partner.  Mr. Andress may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Andress Oil & Gas LP.  Mr. Andress disclaims such beneficial ownership except to the extent of his pecuniary interest in such limited partnership.

(6)                                  Shares shown include (i) 15,000 shares of Common Stock beneficially owned by Mr. Andrews’ wife, (ii) 3,568 shares held by Mr. Andrews’ children, and (iii) 21,300 shares that could be acquired pursuant to stock options exercisable within 60 days of March 1, 2007.  Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife and children.  Mr. Andrews disclaims such beneficial ownership.  8,783 of the shares that are held by Mr. Andrews and 15,000 of the shares that are held by Mr. Andrews’ wife are pledged as collateral for a loan.

(7)                                  Shares shown include (i) 98,455 shares of Common Stock held by the Trade Consultants, Inc.  Pension Plan, of which Mr. Raphael is the trustee, (ii) 52,986 shares held by the Stanley Raphael Trust, a trust controlled by Mr. Raphael, (iii) 42,718 shares held by a trust for the benefit of Mr. Raphael’s wife, (iv) 19,000 shares held by Trade Consultants Inc. of which Mr. Raphael is sole owner and director, (v) 5,000 shares held by the SSR Trust, a trust controlled by Mr. Raphael, and (vi) 21,300 shares that could be acquired pursuant to stock options exercisable within 60 days of  March 1, 2007.  Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by Trade Consultants, Inc. Pension Plan, Trade Consultants Inc. and the trust for the benefit of his wife.  Mr. Raphael disclaims such beneficial ownership.  50,986 of the shares that are held by the Stanley Raphael Trust are pledged as collateral for a loan.

(8)                                  Shares shown include (i) 450 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, and (ii) 4,998 shares held by Mr. Sfondrini’s children.  Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company and his children. Mr. Sfondrini disclaims such beneficial ownership.  15,200 of the shares that are held by Mr. Sfondrini are pledged as collateral for a loan.

(9)                                  Shares also include 8,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 1, 2007.

(10)                            The business address of this beneficial holder is 1414 Avenue of the Americas, New York, New York 10019.  The information regarding Royce & Associates, LLC is based on filings made with the SEC reflecting beneficial ownership of the convertible Preferred Stock as of January 31, 2007 and beneficial ownership of the Common Stock as of February 28, 2007.  Shares shown include 800,114 shares of Common Stock that may be obtained through the conversion of Convertible Preferred Stock.  On January 31, 2007, Royce & Associates, LLC acquired 265,000 shares of Convertible Preferred Stock.  Based on the conversion rate of 3.0193 discussed above, Royce & Associates, LLC would have the right to acquire 800,114 shares of Common Stock, assuming we do not exercise our right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock.

 (11)                         Shares shown include (i) 554,600 shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days of March 1, 2007, and (ii) 18,337 shares of restricted Common Stock that executive officers will receive within 60 days of March 1, 2007.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors, executive officers and persons who beneficially own 10% or more of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock.  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 2006 all its Directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

Purchases of Oil and Gas Properties from Affiliates

The Company is a defendant, along with other working interest owners in certain wells, in a lawsuit filed in Louisiana generally relating to whether or not the actions of the operator (a predecessor of Anadarko Petroleum) of those wells, were those of a prudent operator and/or negligent, thereby causing damage to the plaintiffs.  Of the 18.75% after-payout working interest that was originally reserved in the relevant leases, the Company owned an approximate 2.8% working interest at the time of the alleged acts or omissions.  In September 2005, the Company filed a third-party demand to join the other working interest owners who own the remainder of the 18.75% working interest as third-party defendants in this case.  These third-parties consist, for the most part, of partnerships that are directly or indirectly controlled by John Sfondrini, and hold an aggregate 14.797% working interest (the “Sfondrini Partnerships”).  The Sfondrini Partnerships consist of (1) Edge Group Partnership, a general partnership composed of limited partnerships of which Mr. Sfondrini and a company controlled by Mr. Sfondrini are general partners; (2) Edge Option I Limited Partnership, Edge Option II Limited Partnership and Edge Option III Limited Partnership, limited partnerships of which Mr. Sfondrini and a company controlled by Mr. Sfondrini are general partners; and (3) BV Partners Limited Partnership, a limited partnership of which a company controlled by Mr. Sfondrini is general partner.  Mr. Sfondrini serves as a manager of each of the Sfondrini Partnerships, for which he receives management fees.  Other than an approximately 20% ownership interest in Edge Group Partnership, his ownership interests in the Sfondrini Partnerships are not material in size or economic value.  On December 19, 2006, the Company, along with the other defendants, reached a settlement agreement with plaintiffs holding 72% of the total claims in the suit (the “Broussard Plaintiffs”) in full settlement of their claims. The Company’s share of this settlement totaled $206,000 and the Sfondrini Partnerships’ share totaled $1,109,759.  The settlement with the Broussard plaintiffs was finalized on February 1, 2007, and the defendants, including the Company and the third-party defendants including the Sfondrini Partnerships, were released from all claims by the Broussard plaintiffs.

In order to facilitate the settlement, the Company purchased certain oil and gas properties from certain of the Sfondrini Partnerships (as the Sfondrini Partnerships, collectively had sufficient assets, but not sufficient cash, available to finance the settlement), with the proceeds of such sale and purchase generally being directed to payment of the Broussard settlement, in full satisfaction of the Sfondrini Partnerships’ share of such settlement.  The valuations of the interests of the Sfondrini Partnerships purchased by the Company and the interests contributed to Edge Group Partnership by BV Partners and Edge Option I, II and III Limited Partnerships, as discussed below, were arrived at using a PV10 model and assuming $7.50/MMBtu gas and $60/BBl oil, which the Company believed represented current pricing levels for oil and gas properties at the time, and were agreed to by the Company and Mr. Sfondrini, on behalf of the Sfondrini Partnerships.  Any excess value that accrues to these interests due to any future increasing product price or other reasons would benefit the Company.

The oil and gas properties that the Company purchased from the Sfondrini Partnerships and their respective purchase prices are as follows:

(1)                                  100% of each of Edge Group Partnership’s, Edge Option I Limited Partnership’s, Edge Option II Limited Partnership’s and Edge Option III Limited Partnership’s interest in the Ilse Miller No. 2 Well and leases, Wharton County, Texas, for a total combined value of $51,243.

(2)                                  100% of each of Edge Group Partnership’s, Edge Option I Limited Partnership’s, Edge Option II Limited Partnership’s and Edge Option III Limited Partnership’s interest in the Wm Baas 2-16 No. 1 Well and leases, Monroe County, Alabama, for a total combined value of $14,407.

(3)                                  55.953% of Edge Group Partnership’s interest in certain wells and leases in the Company’s Austin and Nita prospects, for a total value of $1,044,109.

In the purchase and sale transaction between the Company and the Sfondrini Partnerships, BV Partners Limited Partnership, whose share of the Broussard settlement amount was $186,000 (as determined by the Company and Mr. Sfondrini on behalf of the BV Partners Limited Partnership), did not sell any assets to the Company and did not have sufficient funds to satisfy its share of the settlement amount.  In addition, the Edge Option I, II and III Limited Partnerships did not have sufficient assets to satisfy their respective 0.34%, 0.34% and 2.25% shares of the settlement amount, which the Company and Mr. Sfondrini determined to be $25,750, $25,750 and $169,102, respectively.  The shortfall amounts of Edge Option I, II and III Limited Partnerships were, net of assets that they sold to the Company, determined by the Company and Mr. Sfondrini to be $24,333, $24,333 and $163,276, respectively.  As a result, Edge Group Partnership sold additional properties (over the amount necessary to fund its portion of the settlement) to the Company at fair market value in an amount sufficient to allow it to have proceeds from such sale to fund BV Partners Limited Partnership’s share of the settlement and the remaining shortfall amounts owed by Edge Option I, II and III Limited Partnerships.  These properties are included in the amounts set forth above as being purchased by the Company from the Sfondrini Partnerships.  In return, BV Partners and Edge Option I, II and III Limited Partnerships contributed all of their interest in the Bayou Vermilion Prospect leases and the Trahan No. 3 well located thereon to Edge Group Partnership.  The fair market value of these interests contributed to Edge Group by BV Partners Limited Partnership and Edge Option I, II and III Limited Partnerships were determined by the Company and Mr. Sfondrini on behalf of such partnerships to be $27,793, $3,847, $3,847 and $25,263, respectively.

Affiliates’ Ownership in Prospects

The transactions described below were carried out with parties that may be deemed to be affiliates, and it is possible that the Company would have obtained different terms from a truly unaffiliated third party.

The following parties own certain working interests in the Company’s Nita and Austin Prospects and certain other wells and prospects operated by the Company:  (1) Edge Group Partnership, a general partnership composed of three limited partnerships of which Mr. Sfondrini and a company wholly owned by Mr. Sfondrini are general partners; (2) Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners; and (3) Essex Royalty Joint Venture I (“Essex I”) and Essex Royalty Joint Venture II (“Essex II”), both being joint venture partnerships of which Mr. Sfondrini and a company wholly owned by Mr. Sfondrini are managers.  These working interests, as of December 31, 2006, aggregate 13.96% in the Austin Prospect, 5.04% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. Amounts paid by the Company to these parties represent their respective pro-rata ownership shares in the particular properties involved.  In September 2006, Essex I and Essex II sold all of their interests in wells operated by the Company except for one well in which Essex I has a 1% gross working interest.  Prior to the sale, Essex I and Essex II also owned royalty and overriding royalty interests in various wells operated by the Company, with the combined royalty and overriding royalty interests of Essex I and Essex II  not exceeding 6.2% in any one such well or prospect.  The gross amounts distributed or accrued to these persons and entities by the Company in 2006 on account of their proportionate ownership interests (including net revenue, royalty and overriding royalty interests) and the amounts these same parties paid to the Company for their respective share of lease operating expenses and other costs is set forth in the following table:

Owner	Total Amounts Paid by the Company to Owners in 2006 including Overriding Royalty*	Lease Operating Expenses paid to the Company by Owners in 2006
Edge Group Partnership	$428,321	$308,516
Edge Holding Company, L.P.	$76,169	$54,422
Essex I	$18,641	-0-
Essex II	$112,912	$64,248

Total	$636,043	$427,186

*                 In the case of Essex I and II Joint Ventures, amounts include royalty income in addition to working interest income.

Related Party Transaction Policies and Procedures

As set forth in writing in the Audit Committee Charter, related party transactions are subject to review and approval by the Audit Committee to the extent required by Nasdaq rules.  For this purpose, related party transactions are transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.  In order to identify related party transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with the company in which the officer or director or their family members may have an interest.  In addition, our Code of Ethics for employees, directors and officers requires employees to disclose possible conflicts of interest to the Company.

PROPOSAL II

Approval of Appointment of Independent Registered Public Accounting Firm

The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of BDO Seidman, LLP as an independent registered public accounting firm to conduct an audit of the Company’s financial statements for the year 2007. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Board of Directors has decided to ask our stockholders to approve this appointment. In accordance with the Company’s Bylaws, approval of the appointment of an independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting.  Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

Representatives of BDO Seidman, LLP will attend the Annual Meeting and will be available to respond to questions that may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

The Board of Directors recommends that stockholders vote FOR the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

Independent Public Accountants’ Fees

BDO Seidman, LLP billed the Company as set forth in the table below for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, respectively, and for the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for such periods and for work on other SEC filings. Audit-related fees include BDO Seidman, LLP’s due diligence review of mergers and acquisitions and audits of acquisitions during the years ended December 31, 2006 and 2005, respectively.  Also set forth in the table below are amounts billed for tax services performed by BDO Seidman, LLP for the Company during 2006, namely (1) the preparation of current and amended corporate tax returns, (2) tax planning and advice for mergers and acquisitions, and (3) tax compliance consultations.  All amounts billed by BDO Seidman, LLP were for work performed subsequent to its engagement during 2005 and 2006 and are reflected in the columns below.

	Fiscal 2006	Fiscal 2005

Audit Fees	$598,566	$506,539
Audit-related Fees	$468,582	$74,918
Tax Fees	—	$3,968
Other	—	—

The Audit Committee pre-approved all of the services described above that were provided during the fiscal year ended December 31, 2006 in accordance with the Audit Committee’s policy (discussed below) and the pre-approval requirements of the Sarbanes-Oxley Act.  Accordingly, there were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established a policy for the pre-approval of audit and non-audit services performed for the Company by the independent registered public accounting firm, which also specifies the types of services that the independent registered public accounting firm may and may not provide to the Company.  The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services such as due diligence services pertaining to potential business acquisitions and dispositions, tax services and may also include other services.  The term of any pre-approval is 12 months and is generally subject to certain specific budgeted amounts or ratios as determined by the Committee. The Committee may revise the list of general pre-approved services from time to time based on subsequent determinations.   Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services which were addressed in the pre-approval, but exceed pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Committee.  The Audit Committee does not delegate its responsibilities concerning pre-approval of services to management.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

PROPOSAL III

Other Business

Management does not intend to bring any business before the meeting other than the election of Directors and the appointment of BDO Seidman, LLP referred to in the accompanying notice.  No other matter or nomination for Director has been timely submitted to the Company in accordance with the provisions of the Company’s Bylaws. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters.  The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

Additional Information

Stockholder Proposals -  The Company’s Bylaws require written notice to be delivered to the Secretary of the Company by a stockholder:

•                  in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•                  in the event of nominations of persons for election to the board of directors by any stockholder,

•                  with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•                  with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

If the date of the 2008 annual meeting of stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 2007 Annual Meeting, stockholders who wish to nominate directors or to bring business before the 2008 Annual Meeting of stockholders must notify the Company no later than January 24, 2008. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company’s Bylaws. The Company’s Bylaws also provide for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company.

Compliance with the above will generally result in a proposal that is proper business (or director nomination) being eligible to be brought before the stockholders for voting upon at the annual meeting.  However, compliance with these requirements does not mean that the Company is required to include the proposal in the proxy solicitation material that the Company prepares and distributes.  In order for a stockholder to require that a proposal be included by the Company in its proxy statement and proxy card, the stockholder must satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in addition to the requirements of the Bylaws.  Rule 14a-8 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders.  Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting of stockholders must be received by the Company no later than December 21, 2007.  However, if the date of the 2008 Annual Meeting of stockholders changes by more than 30 days from the first anniversary of the date of the 2007 Annual Meeting of stockholders, the deadline by which proposals must be received is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to stockholders if it differs from the date set forth above.  Stockholder proposals must also be otherwise eligible for inclusion.

By Authorization of the Board of Directors

/s/ Robert C. Thomas

Robert C. Thomas
Sr. Vice President, General Counsel & Corporate Secretary

April 19, 2007

EDGE PETROLEUM CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m., May 23, 2007

Hyatt Regency Hotel

1200 Louisiana Street

Houston, Texas 77002

ADVANCE REGISTRATION

Attendance at the Annual Meeting is limited to holders of shares of Common Stock of Edge Petroleum Corporation (the “Company”) (or a designated representative or proxy) with proof of ownership and members of their immediate family and employees and guests of the Company.  In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of April 5, 2007, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing your ownership of Edge shares on April 5, 2007. Attendees may register at the door on the day of the meeting; however, advance registration for the Annual Meeting will expedite your entry into the meeting.

•                                          If you hold your Edge shares directly with the Company and you or a member of your immediate family plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

•                                          If you desire to appoint a person to attend the meeting and vote your shares on your behalf, you may do so by inserting that person’s name in the blank space provided at the top of your Proxy Form.  Such person need not be a stockholder of the Company.  At the meeting, such person must present to the inspector of elections a proxy signed by the stockholder, or by his or her attorney authorized in writing, as his or her name appears on our register of stockholders.  If the stockholder is a corporation, the proxy must be executed by a duly authorized officer or attorney thereof.

•                                          If your Edge shares are held for you in a brokerage, bank or other institutional account and you wish to register in advance, please direct your request to:

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

Attention:  Corporate Secretary

Please include the following in your request:

•                                          Your name and complete mailing address;

•                                          The name(s) of any immediate family members who will accompany you; and

•                                          Proof that you own Edge shares (e.g., a photocopy of a brokerage or other account statement).

No cameras, video recorders or tape recorders of any type will be permitted in the meeting.  We realize that many cellular phones have built-in cameras, and while these phones may be brought into the meeting venue, the camera function may not be used at any time.  Inappropriate or disorderly behavior will result in expulsion from the meeting.

000004
MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:30 p.m., Central Time, on May 22, 2007.

Vote by Internet

•  Log on to the Internet and go to www.investorvote.com

•  Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.       ☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A     Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold

01- Robert W. Shower	☐	☐

02 - David F. Work	☐	☐

	For	Against	Abstain
2. PROPOSAL TO APPROVE THE APPOINTMENT OF BDO SEIDMAN, LLP as the independent registered public accounting firm for the Company for 2007.	☐	☐	☐

3. With discretionary authority as to such other matters as may properly come before the meeting.

Advance Registration: Check here if you or your designated representative or proxy and/or a member of your immediate family plan to attend the meeting. Write in space below the name of any such intended attendee.

☐

Change of Address — Please print new address below.

B     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

If signing as Attorney, Administrator, Executor, Guardian, Trustee or Corporate Officer, please add your title as such.

Please sign, date and return promptly.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 UPX 0 1 2 5 7 9 1

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EDGE PETROLEUM CORPORATION

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be held Wednesday, May 23, 2007

The undersigned hereby appoints Michael G. Long and Robert C. Thomas, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 2007 annual meeting of stockholders of Edge Petroleum Corporation (the “Company”), to be held on Wednesday, May 23, 2007, at the Hyatt Regency Hotel, 1200 Louisiana, Houston, Texas 77002, at 10:00 a.m. (the “Annual Meeting”) or at any adjournment thereof, hereby revoking any proxy heretofore given.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE AND FOR THE APPROVAL OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.  If you will be voting by telephone or the Internet, there is no need for you to mail back the accompanying proxy.

(Continued and to be dated and signed on reverse side)